EXHIBIT 10.1

INVESTMENT AGREEMENT

dated as of March 16, 2011

by and between

UNITED COMMUNITY BANKS, INC.

and

CORSAIR GEORGIA, L.P.

i

INDEX OF DEFINED TERMS

Acquisition Proposal	4.22(a)
Additional Agreements	Recitals
Additional Investors	Recitals
Additional Securities	4.9(k)(6)
Affiliate	6.9(a)
Agency	2.2(aa)
Agreed Plan	4.19
Agreement	Preamble
Articles of Incorporation	Recitals
Bank	1.2(c)(2)(M)
Beneficially Own	4.1(f)
Benefit Plan	2.2(s)(1)
BHC Act	1.2(c)(2)(D)
Board Observer	4.3(e)
Board of Directors	2.2(d)(1)
Board Representative	4.3(a)
Burdensome Condition	1.2(c)(2)(K)
Business Combination	4.6(d)(3)
business day	6.9(b)
Capitalization Date	2.2(b)
CERCLA	2.2(z)
Change in Control	4.6(d)
Charter Proposals	3.1(b)
CIBC Act	1.2(c)(2)(D)
Closing	1.2(a)
Closing Date	1.2(a)
Code	2.2(j)
Common Stock	Recitals
Company	Preamble
Company 10-K	2.1(c)
Company Financial Statements	2.2(f)
Company Option	2.2(b)(2)
Company Reports	2.2(g)(1)
Company Restricted Stock	2.2(b)(2)
Company Significant Agreement	2.2(m)
Company Subsidiary	2.2(a)(2)
Company Warrant	2.2(b)(2)
Company’s knowledge	6.9(e)
Convertible Preferred Stock	Recitals
Corsair IV	2.3(e)
De Minimis Claim	4.7(e)
Demand Notice	4.9(a)(2)
Demand Registration Statement	4.9(a)(2)
Disclosure Letter	2.1(a)

DTC	4.4(a)(1)
Effective Date	4.9(k)(1)
Effectiveness Deadline	4.9(k)(2)
Equity Commitment Letter	Recitals
ERISA	2.2(s)(1)
Exchange Act	2.2(g)(1)
Federal Reserve	1.2(c)(2)(D)
GAAP	2.1(b)
Georgia Secretary	Recitals
Governmental Entity	1.2(c)(1)(A)
Holder	4.9(k)(3)
Holders’ Counsel	4.9(k)(4)
HSR Act	3.1(a)
Incumbent Directors	4.6(d)(2)
Indemnified Party	4.7(c)
Indemnifying Party	4.7(c)
Indemnitee	4.9(g)(1)
Indemnity Shares	4.7(j)
Indemnity Survival Date	4.7(j)
Information	3.2(b)
Insurer	2.2(aa)
Intellectual Property Rights	2.2(y)
Investment	Recitals
Investment Manager	2.3(h)
IT Assets	2.2(y)
knowledge of the Company	6.9(e)
Liens	2.2(c)
Loan Investor	2.2(aa)
Losses	4.7(a)
material	2.1(b)
Material Adverse Effect	2.1(b)
MOU	1.2(c)(2)(J)
New Security	4.14(a)
Non-Qualifying Transaction	4.6(d)(3)
Non-Voting Common Stock	Recitals
OFAC	2.2(h)
Other Private Placements	Recitals
Parent Corporation	4.6(d)(3)
PBGC	2.2(s)(6)
person	6.9(g)
Piggyback Registration	4.9(a)(6)
Pre-Closing Period	3.3
Preferred Stock Certificates of Designation	Recitals
Previously Disclosed	2.1(c)
Proprietary Information	3.1(a)
Purchase Price	1.2(b)(2)

v

Purchaser	Preamble
Purchaser Indemnitee	4.3(g)
Purchaser Indemnitors	4.3(g)
Purchaser Non-Voting Shares	Recitals
Purchaser Related Party	6.17
Qualifying Ownership Interest	4.1
Reference Purchase Price	1.2(b)(1)(A))
Register	4.9(k)(5)
Registrable Securities	4.9(k)(6)
Registration Expenses	4.9(k)(7)
Regulatory Agreement	2.2(w)
Required Approvals	1.2(c)(2)(E)
Rule 144	4.12(k)(8)
Rule 158	4.12(k)(8)
Rule 159A	4.9(k)(8)
Rule 405	4.9(k)(8)
Rule 415	4.9(k)(8)
SEC	2.1(c)
Secretary’s Certificate	1.2(c)(2)(I)
Securities	Recitals
Securities Act	2.2(g)(1)
Selling Expenses	4.12(k)(9)
Series F Convertible Preferred Stock	Recitals
Series F Preferred Stock Certificate of Designation	Recitals
Series G Convertible Preferred Stock	Recitals
Series G Preferred Stock Certificate of Designation	Recitals
Shelf Registration Statement	4.9(a)(5)
Special Registration	4.12(j)
Stock Plans	2.2(b)(2)
Stockholder Proposals	3.1(b)
Subscription Entity	4.14(a)
Subscription Proposals	4.14(c)
Subsidiary	2.2(a)(2)
Superior Proposal	4.22(c)
Surviving Corporation	4.6(d)(3)
TARP	2.2(q)(1)
Tax Return	2.2(j)
Taxes	2.2(j)
Threshold Amount	4.7(e)
Voting Common Stock	Recitals
Voting Debt	2.2(b)(1)
Voting Securities	4.1(f)

LIST OF SCHEDULES AND EXHIBITS

Exhibit A:	Articles of Amendment, Exhibit A: Series F Preferred Stock Certificate of Designation.
Exhibit B:	Articles of Amendment, Exhibit B: Series G Preferred Stock Certificate of Designation
Exhibit C:	Articles of Amendment, Exhibit C: Non-Voting Common Stock
Exhibit D:	Form of Voting Agreement
Exhibit E:	Form of Secretary’s Certificate
Exhibit F:	Opinion of Kilpatrick Townsend & Stockton LLP

INVESTMENT AGREEMENT, dated as of March 16, 2011 (this “Agreement”), by and between United Community Banks Inc., a Georgia corporation (the “Company”) and Corsair Georgia, L.P., a Delaware limited partnership (“Purchaser”).

RECITALS:

A.           Purchaser.  Purchaser is an alternative investment vehicle formed for the purpose of making the investment in the Securities (as defined below) of the Company described herein.

B.           The Investment.  The Company intends to sell to Purchaser, and Purchaser intends to purchase from the Company, as an investment (the “Investment”) in the Company, (i) shares of a mandatorily convertible cumulative non-voting perpetual preferred stock, par value $1.00, of the Company, having the terms set forth on Exhibit A (the “Series F Convertible Preferred Stock”), (ii) shares of a mandatorily convertible cumulative non-voting perpetual preferred stock, par value $1.00, of the Company, having the terms set forth on Exhibit B (the “Series G Convertible Preferred Stock” and, together with the Series F Convertible Preferred Stock, the “Convertible Preferred Stock”) and (iii) shares of common stock, par value $1.00 per share, of the Company (the “Voting Common Stock”), all as described herein.

C.           The Securities.  The term “Securities” refers collectively to (i) the shares of Convertible Preferred Stock and Voting Common Stock purchased under this Agreement, (ii) the shares of Voting Common Stock into which the Series F Convertible Preferred Stock is convertible in accordance with the terms thereof and of this Agreement, (iii) the shares of non-voting common stock, par value $1.00 of the Company (the “Non-Voting Common Stock”, and together with the Voting Common Stock, the “Common Stock”) into which the Series G Convertible Preferred Stock is convertible (such shares the “Purchaser Non-Voting Shares”) and (iv) the shares of Voting Common Stock into which Purchaser Non-Voting Shares issued upon conversion of the Series G Convertible Preferred Stock are convertible.  When purchased, (i) the Series F Convertible Preferred Stock will have the terms set forth in a certificate of amendment for the Series F Convertible Preferred Stock in the form attached as Exhibit A (the “Series F Preferred Stock Certificate of Designation”) and (ii) the Series G Convertible Preferred Stock will have the terms set forth in a certificate of amendment for the Series G Convertible Preferred Stock in the form attached as Exhibit B (the “Series G Preferred Stock Certificate of Designation” and, together with the Series F Preferred Stock Certificate of Designation, the “Preferred Stock Certificates of Designation”), each made a part of the Company’s Restated Articles of Incorporation, as amended, (the “Articles of Incorporation”) by the filing of the Preferred Stock Certificates of Designation with the Secretary of State of the State of Georgia (the “Georgia Secretary”).

D.           The Voting Agreement.  Current members of the Board of Directors and management will execute a voting agreement in the form attached as Exhibit D pursuant to which each will agree to vote all shares owned by them in favor of the Stockholder Proposals to the extent permitted by law and applicable listing requirements.

E.           Other Private Placements.  The Company intends to effect one or more private placement transactions of additional Voting Common Stock and Convertible Preferred Stock to qualified institutional buyers and institutional accredited investors (the “Additional Investors”) with the closing of such sale to occur simultaneously with the Closing (the “Other Private Placements”).  The sales to Purchaser and the Additional Investors are currently anticipated to generate gross proceeds to the Company of an aggregate amount not less than $375 million and not more than $380 million, and the Company, in connection with the Other Private Placements, shall enter into agreements with the Additional Investors (the “Additional Agreements”).

F.           Equity Commitment Letter.  Concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, the Purchaser has entered into an equity commitment letter, dated as of the date hereof (the “Equity Commitment Letter”), a copy of which has been delivered to the Company.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I

PURCHASE; CLOSING

1.1          Purchase.  On the terms and subject to the conditions set forth herein, Purchaser will purchase from the Company, and the Company will sell to Purchaser, the number of shares of Voting Common Stock, Series F Convertible Preferred Stock and Series G Convertible Preferred Stock as determined in accordance with Section 1.2(b)(1)(A).

1.2          Closing.  (a)  Subject to the satisfaction or waiver of the conditions set forth in this Agreement, the closing of the purchase of the Securities referred to in Section 1.1 by Purchaser pursuant hereto (the “Closing”) shall occur at 9:30 a.m., New York time, on March 22, 2011, provided that if such conditions have not been so satisfied or waived on such date, the Closing shall occur on the first business day after the satisfaction or waiver (by the party entitled to grant such waiver) of the conditions to the Closing set forth in this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to fulfillment or waiver of those conditions), at the offices of Simpson Thacher & Bartlett LLP located at 425 Lexington Avenue, New York, New York 10017 or such other date or location as agreed by the parties; and provided, further, that upon written notice by the Purchaser to the Company, the Closing shall occur at 9:30 a.m. on the business day following the date of such written notice as long as the conditions to the Closing set forth in this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to fulfillment or waiver of those conditions) shall have been satisfied or waived on the date of such notice.  The date of the Closing is referred to as the “Closing Date.”

(b)          Subject to the satisfaction or waiver on the Closing Date of the applicable conditions to the Closing in Section 1.2(c), at the Closing,

(1)           the Company will deliver to Purchaser:

(A)           (i) certificates representing a number of shares of Voting Common Stock equal to (1) the dollar amount applicable to the shares of Voting Common Stock set forth on Schedule 1 divided by (2) the lower of (x) $1.90 and (y) the lowest purchase or conversion price of any share of Voting Common Stock or Convertible Preferred Stock sold, or committed to be sold, on the Closing Date pursuant to the transactions referred to in Section 1.2(c)(1)(B) (the lower of (x) and (y), the “Reference Purchase Price”), (ii) certificates representing a number of shares of Series F Convertible Preferred Stock equal to (1) the dollar amount applicable to the shares of  Series F Convertible Preferred Stock set forth on Schedule 1 divided by (2) $1,000 and (iii) certificates representing a number of shares of Series G Convertible Preferred Stock equal to (1) the dollar amount applicable to the shares of Series F Convertible Preferred Stock set forth on Schedule 1 divided by (2) $1,000; and

(B)           A certificate signed on behalf of the Company by a senior officer certifying that the price per share of the Voting Common Stock being sold to the Purchaser is equal to the lowest purchase or conversion price of any share of Voting Common Stock or Convertible Preferred Stock sold, or committed to be sold, on the Closing Date pursuant to the transactions referred to in Section 1.2(c)(1)(B).

(2)           Upon receipt of the certificate contemplated by Section 1.2(b)(1)(B), Purchaser will deliver $122,850,447.00 (the “Purchase Price”) to the Company.

(c)           Closing Conditions.  (1)  The obligation of Purchaser, on the one hand, and the Company, on the other hand, to effect the Closing is subject to the fulfillment or written waiver by Purchaser and the Company prior to the Closing of the following conditions:

(A)           no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the Closing or shall prohibit or restrict Purchaser or its Affiliates from owning, voting, or, subject to the receipt of approval of the Stockholder Proposals, converting or exercising, any Securities in accordance with the terms thereof and no lawsuit shall have been commenced by any court, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign, or any applicable industry self-regulatory organization (each, a “Governmental Entity”) seeking to effect any of the foregoing;

(B)           the Company shall have received aggregate gross proceeds from the sale of shares of Voting Common Stock and Convertible Preferred Stock to the Purchaser and the Additional Investors of not less than $375 million and not more than $380 million on or prior to the Closing Date; and

(C)           the shares of Voting Common Stock issued pursuant to this Agreement shall have been authorized for listing on the NASDAQ Global Select Market or such other market on which the Voting Common Stock is then listed or quoted, subject to official notice of issuance; and

(2)          The obligation of Purchaser to consummate the purchase of Securities to be purchased by it at Closing is also subject to the fulfillment by the Company or written waiver by Purchaser prior to the Closing of each of the following conditions:

(A)          The representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date, except where the failure to be true and correct (without regard to any materiality or Material Adverse Effect qualifications contained therein), individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect with respect to the Company (and except that (i) representations and warranties made as of a specified date shall be true and correct as of such date and (ii) the representations and warranties of the Company set forth in Sections 2.2(b), 2.2(c), 2.2(e) and 2.2(k)(3) shall be true and correct in all respects);

(B)           The Company shall have performed in all material respects all obligations required to be performed by it at or prior to the Closing, as the case may be, under this Agreement to be performed by it on or prior to the Closing Date;

(C)           Purchaser shall have received a certificate signed on behalf of the Company by a senior executive officer certifying to the effect that the conditions set forth in Section 1.2(c)(2)(A) and Section 1.2(c)(2)(B) have been satisfied;

(D)           Purchaser shall have received confirmation, satisfactory to it in its reasonable good faith judgment, from the Board of Governors of the Federal Reserve System (the “Federal Reserve”) to the effect that the purchase of the Securities and the consummation of the Closing and the transactions contemplated by this Agreement will not result in Purchaser or any of its Affiliates being deemed in control of the Company for purposes of (i) Change in Bank Control Act of 1978, as amended (the “CIBC Act”) or the Bank Holding Company Act of 1956, as amended (the “BHC Act”), or (ii)  otherwise being regulated as a bank holding company within the meaning of the BHC Act;

(E)           Any governmental and other consents, approvals, authorizations, applications, registrations and qualifications that are required  to be obtained in connection with or for the consummation of the transactions contemplated by this Agreement and which are listed on Section 1.2(c)(2)(E) of the Disclosure Letter (the “Required Approvals”) shall have been made or been obtained and shall be in full force and effect as of the Closing Date; provided, however, that no such Required Approval shall impose any restraint or condition that would be reasonably expected to impair in any respect the economic benefits to Purchaser of the transactions contemplated by this Agreement to such a degree that Purchaser would not have entered into this Agreement had such restraint or condition been known to it on the date hereof, as determined by Purchaser in its reasonable good faith judgment (it being acknowledged by Purchaser that the conditions imposed on it in the passivity letter provided to the Federal Reserve are deemed not to impair the benefits to Purchaser in any respect under this proviso);

(F)           The actions set forth in Section 1.2(c)(2)(F) of the Company Disclosure Letter shall have been completed in connection with the Closing in accordance with the terms set forth in such section of the Company Disclosure Letter;

(G)           Since the date hereof, no Material Adverse Effect shall have occurred and no circumstance, event, change, development or effect shall have occurred that, individually or in the aggregate, would reasonably be likely to have a Material Adverse Effect;

(H)           Following the date hereof, the Company shall not have agreed to enter into or entered into (i) any agreement or transaction in order to raise capital or (ii) any transaction that resulted in, or would result in if consummated, a Change in Control of the Company, in each case, other than in connection with the transactions contemplated by this Agreement and the Other Private Placements;

(I)           At the Closing, the Company shall deliver a certificate of the Secretary of the Company, in the form attached hereto as Exhibit E (the “Secretary’s Certificate”), dated as of the Closing Date, (a) certifying the resolutions adopted by the Board of Directors of the Company or a duly authorized committee thereof approving the transactions contemplated by this Agreement and the Additional Agreements and the issuance of the Securities under this Agreement and the Company’s securities under the Additional Agreements, (b) certifying the current versions of the articles of incorporation, as amended, and bylaws, as amended, of the Company and (c) certifying as to the signatures and authority of persons signing this Agreement and related documents on behalf of the Company;

(J)           At the Closing, the Company shall have caused Purchaser to receive, substantially in the form attached hereto as Exhibit F, an opinion of Kilpatrick Townsend & Stockton LLP, counsel to the Company;

(K)          (i) following the date hereof, none of the Federal Reserve, the Federal Deposit Insurance Corporation and the Georgia Department of Banking and Finance shall have notified the Company or Purchaser that they will impose on Purchaser or the Company or the Bank any requirement, condition or restriction that would reasonably be expected, in Purchaser’s reasonable good faith judgment, to reduce the economic benefits of the transactions contemplated by this Agreement to Purchaser to such a degree that Purchaser would not have entered into this Agreement had such condition or restriction been known to it on the date hereof or that would materially affect the Company’s business going forward, and (ii) since the date hereof, no consent agreement, written agreement, order to cease and desist or other similar agreement, order or enforcement action shall (a) have been entered into with or by the Federal Reserve, the Federal Deposit Insurance Corporation or the Georgia Department of Banking and Finance with respect to the Company or the Bank or (b) have been, to the Company’s or the Bank’s knowledge, threatened or proposed by the Federal Reserve, the Federal Deposit Insurance Corporation or the Georgia Department of Banking and Finance with respect to the Company or the Bank, which (x) requires changes to the management of the Company or the Bank, (y) contains capital ratios that are in excess of, or in addition to, the capital ratios required by the informal memorandum of understanding between the Bank, the Federal Deposit Insurance Corporation and Georgia Department of Banking and Finance (the “MOU”) or other terms that are materially more adverse to the Company or the Bank than the terms of the MOU or (z) would be imposed even if the Closing occurs;

(L)            Since the date hereof, there shall not be any action taken, or any law, rule or regulation enacted, entered, enforced or deemed applicable to the Company or the Company Subsidiaries, Purchaser or the transactions contemplated by this Agreement, by any Governmental Entity, whether in connection with the Required Approvals or otherwise, which imposes any restriction or condition which Purchaser determines, in its reasonable good faith judgment, is materially and unreasonably burdensome on the Company’s or the Purchaser’s business or would reduce the economic benefits of the transactions contemplated by this Agreement to Purchaser to such a degree that Purchaser would not have entered into this Agreement had such condition or restriction been known to it on the date hereof (any such condition or restriction, a “Burdensome Condition”), and, for the avoidance of doubt, (i) any requirements to disclose the identities of limited partners, shareholders or members of Purchaser or its Affiliates or its investment advisors, other than the identities of Affiliates of the Purchaser, shall be deemed a Burdensome Condition unless otherwise determined by Purchaser in its sole discretion and (ii) any restrictions or conditions imposed on the Purchaser in the passivity letter shall not be deemed a Burdensome Condition;

(M)          As of the Closing Date, the Company and the Company Subsidiaries shall have, on a consolidated basis, (i) at least $1.2 billion in (1) cash and due from banks, (2) deposits in other banks, (3) overnight funds sold and due from the Federal Reserve Bank and (4) securities available for sale that have not been pledged and for which a liquid market and price quotations are immediately available through a major securities dealer; and (ii) at least $5.7 billion in non-brokered deposits (including money market, demand, checking, savings and transactional accounts and certificates of deposits);

(N)           (i) Prior to the Closing Date and the consummation of the transactions contemplated by this Agreement and the Other Private Placements, United Community Bank, a wholly-owned Subsidiary of the Company (the “Bank”) shall be “well capitalized” as defined in 12 C.F.R. § 325.103(b)(1) and (ii) after the Closing and the consummation of the transactions contemplated by the Other Private Placements, the Bank shall meet the capital ratios required to be met by the Bank in any Regulatory Agreement; and

(O)          (i) Since the date of this Agreement, there shall have been no material change to Section 382 or 383 of the Code or the regulations thereunder, or any administrative pronouncement or a federal court decision directly interpreting a relevant section of Section 382 or 383 of the Code or the regulations thereunder, the application of which will cause the net operating loss carryforwards, unrealized built-in losses, tax credits, or capital loss carryforwards of the Company and any of its Affiliates (if relevant) that exist on or after the Closing Date to be subject to limitation under Section 382 or 383 of the Code, (ii) Purchaser shall have received an opinion from KPMG LLP, reasonably satisfactory to Purchaser, and on which Purchaser is expressly permitted to rely (subject to Purchaser’s execution of a reliance letter with KPMG LLP pursuant to which Purchaser shall agree to KPMG LLP’s standard terms and conditions, forms of which have previously provided to Purchaser), to the effect that, based on the most current information available prior to the Closing Date as provided by the Company to KPMG LLP, the transactions contemplated by this Agreement should not cause an “ownership change” within the meaning of Section 382 of the Code and (iii) an “ownership change” within the meaning of Section 382 of the Code, in Purchaser’s reasonable judgment, has not occurred and will not occur as a result of the transactions contemplated by this Agreement, including the consummation of the Other Private Placements.

(P)           Prior to or at the Closing, the Company shall have received the private letter ruling from the Internal Revenue Service contemplated by the opinion from KPMG LLP.

(3)           The obligation of the Company to effect the Closing is subject to the fulfillment or written waiver by the Company prior to the Closing of the following additional conditions:

(A)          The representations and warranties of Purchaser set forth in this Agreement (other than the representations and warranties set forth in Section 2.3(h)(iii) through (v)) shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date, except where the failure to be true and correct (without regard to any materiality or Material Adverse Effect qualifications contained therein) would not materially adversely affect the ability of Purchaser to perform its obligations hereunder;

(B)           Purchaser shall have performed in all material respects all obligations required to be performed by it at or prior to the Closing, as the case may be, under this Agreement to be performed by it on or prior to the Closing Date; and

(C)           the Company shall have received a certificate signed on behalf of Purchaser by a duly authorized person certifying to the effect that the conditions set forth in Sections 1.2(c)(3)(A) and 1.2(c)(3)(B) has been satisfied.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1           Disclosure.  (a)  On or prior to the date hereof, the Company delivered to Purchaser and Purchaser delivered to the Company a letter (a “Disclosure Letter”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 2.2 with respect to the Company, or in Section 2.3 with respect to Purchaser, or to one or more covenants contained in Article III.

(b)           As used in this Agreement, any reference to any fact, change, circumstance or effect being “material” with respect to the Company means such fact, change, circumstance or effect is material in relation to the business, assets, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole.  As used in this Agreement, the term “Material Adverse Effect” means any circumstance, event, change, development or effect that, individually or in the aggregate, (1) is material and adverse to the business, assets, results of operations or financial condition of the Company and Company Subsidiaries taken as a whole or (2) would materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Closing; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect to the extent resulting from the following:  (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or regulatory accounting principles generally applicable to banks, savings associations or their holding companies, (B) changes, after the date hereof, in applicable laws, rules and regulations or interpretations thereof by Governmental Entities, (C) actions or omissions of the Company expressly required by the terms of this Agreement or taken with the prior written consent of Purchaser, (D) changes in general economic, monetary or financial conditions in the United States, (E) changes in the market price or trading volumes of the Voting Common Stock or the Company’s other securities (but not excluding the underlying causes of such changes), (F) changes in global or national political conditions, including the outbreak or escalation of war or acts of terrorism, (G) the failure of the Company to meet any internal or public projections, forecasts, estimates or guidance for any period ending on or after December 31, 2010 (but not excluding the underlying causes of such failure), and (H) the public disclosure of this Agreement or the transactions contemplated by this Agreement; except, with respect to clauses (A), (D) and (F), to the extent that the effects of such changes have a disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, relative to other similarly situated banks, savings associations or their holding companies generally.

(c)           “Previously Disclosed” with regard to (1) a party means information set forth on its Disclosure Letter, provided, however, that disclosure in any section of such Disclosure Letter shall apply only to the indicated section of this Agreement except to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is relevant to another section of this Agreement, and (2) the Company means information publicly disclosed by the Company in (A) its Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed by it with the Securities and Exchange Commission (“SEC”) (the “Company 10-K”), (B) its Definitive Proxy Statement on Schedule 14A related to its 2010 Annual Meeting, as amended and filed by it with the SEC, (C) any Current Report on Form 8-K filed or furnished by it with the SEC since January 1, 2010 and publicly available prior to the date of this Agreement or (D) its Quarterly Reports on Form 10-Q for the periods ending on March 31, 2010, June 30, 2010 and September 30, 2010, (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer and other statements that are similarly non-specific or are predictive or forward-looking in nature).

2.2          Representations and Warranties of the Company.  Except as Previously Disclosed, the Company represents and warrants to Purchaser, as of the date of this Agreement and as of the Closing Date (except to the extent made only as of a specified date in which case as of such date), that:

(a)           Organization and Authority.  (1)  The Company is a corporation duly organized and validly existing under the laws of the State of Georgia, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would have a Material Adverse Effect, and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted.  The Company is duly registered as a bank holding company under the BHC Act.  The Company has furnished to Purchaser true, correct and complete copies of the Articles of Incorporation and bylaws as in effect on the date of this Agreement.

(2)           Each Company Subsidiary is duly organized and validly existing under the laws of its jurisdiction of organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would have a Material Adverse Effect, and has the corporate power and authority and governmental authorizations to own its properties and assets and to carry on its business as it is being conducted.  The Company’s principal depository institution subsidiary is duly organized and validly existing as a Georgia chartered bank and its deposit accounts are insured up to applicable limits by the Federal Deposit Insurance Corporation, all premiums and assessments required to be paid in connection therewith have been paid when due and no proceedings for the termination of such insurance are pending or threatened.  As used herein, “Subsidiary” means, with respect to any person, any corporation, partnership, joint venture, limited liability company or other entity (x) of which such person or a subsidiary of such person is a general partner or (y) of which a majority of the voting securities or other voting interests, or a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or persons performing similar functions with respect to such entity, is directly or indirectly owned by such person and/or one or more subsidiaries thereof; and “Company Subsidiary” means any Subsidiary of the Company.  Section 2.2(a)(2) of the Disclosure Letter contains a correct and complete list of the Company Subsidiaries as of the date hereof.

(b)           Capitalization.

(1)           The authorized capital stock of the Company consists of 200,000,000 shares of Voting Common Stock and 10,000,000 shares of serial preferred stock, $1.00 par value per share, of the Company (the “Company Preferred Stock”).  As of the close of business on March 14, 2011 (the “Capitalization Date”), there were 87,128,313 shares of Voting Common Stock issued and outstanding, 21,700 shares of the Company’s Series A Preferred Stock issued and outstanding, 180,000 shares of the Company’s Series B Preferred Stock issued and outstanding and 16,613 shares of the Company’s Series D Preferred Stock issued and outstanding.  Since the Capitalization Date and through the date hereof, except in connection with this Agreement and the Additional Agreements and the transactions contemplated by this Agreement and the Additional Agreements, the Company has not (A) issued or authorized the issuance of any shares of Common Stock or Company Preferred Stock, or any securities convertible into or exchangeable or exercisable for shares of Common Stock or Company Preferred Stock, (B) reserved for issuance any shares of Common Stock or Company Preferred Stock or (C) repurchased or redeemed, or authorized the repurchase or redemption of, any shares of Common Stock or Company Preferred Stock.  As of the close of business on the Capitalization Date, 30,839,771 shares of Voting Common Stock and 252,537 shares of Company Preferred Stock were reserved for issuance.  All of the issued and outstanding shares of Common Stock and Company Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the stockholders of the Company may vote (“Voting Debt”) are issued and outstanding.  Upon consummation of the Closing, the number and class of shares of capital stock outstanding (excluding any shares issued after the date hereof in compliance with the terms of this Agreement) will be as set forth on Section 2.2(b)(1) of the Disclosure Letter.

(2)             Section 2.2(b)(2)(A) of the Disclosure Letter sets forth the following information with respect to each outstanding option to purchase shares of Voting Common Stock (a “Company Option”), right to acquire shares of Voting Common Stock (“Company Restricted Stock”) under the 1995 Key Employee Stock Option Plan and the 2000 Key Employee Stock Option Plan and any other prior plans of the Company (the “Stock Plans”), and warrant to acquire Voting Common Stock or Company Preferred Stock (a “Company Warrant”) which is true and correct as of December 31, 2010: (A) the name of each holder of (i) Company Options, (ii) Company Restricted Stock, and (iii) Company Warrants, respectively; (B) the number of shares of Voting Common Stock subject to such Company Option, and as applicable for each Company Option, the date of grant, exercise price, number of shares vested or not otherwise subject to repurchase rights, reacquisition rights or other applicable restrictions as of December 31, 2010; and (C) the number of outstanding shares of Company Restricted Stock, and as applicable for each share of Company Restricted Stock, the date of grant, number of shares vested or not otherwise subject to repurchase rights, reacquisition rights or other applicable restrictions as of December 31, 2010; and (D) the number of shares of Voting Common Stock or Company Preferred Stock subject to such Company Warrant, and as applicable for each Company Warrant, the date of issuance, the conversion price, and the expiration date.  Except as set forth on Section 2.2(b)(2)(B) of the Disclosure Letter, the Company has not granted any Company Options, Company Restricted Stock or Company Warrants since December 31, 2010. The Company has made available to Purchaser copies of each form of stock option and restricted stock agreement evidencing outstanding Company Options and Company Restricted Stock, respectively, and the Company Warrants and has also delivered any other stock option and restricted stock agreement to the extent there are material variations from the form of agreement, specifically identifying the holder(s) to whom such variant forms apply.  Except (x) pursuant to any cashless exercise provisions of any Company stock options or pursuant to the surrender of shares to the Company or the withholding of shares by the Company to cover tax withholding obligations under the Benefit Plans, (y) as set forth on Section 2.2(b)(2)(B) of the Disclosure Letter and (z) as set forth elsewhere in this Section 2.2(b) or the Additional Agreements, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or redemption or issuance of, or securities or rights convertible into or exchangeable or exercisable for, any shares of Common Stock or Company Preferred Stock or any other equity securities of the Company or Voting Debt or any securities representing the right to purchase or redeem or otherwise receive any shares of capital stock of the Company (including any rights plan or agreement).  Each Company Option under the Stock Plans (i) was granted in compliance with all applicable laws and all of the terms and conditions of the Stock Plans pursuant to which it was issued, (ii) has an exercise price equal to or greater than the fair market value of a share of Voting Common Stock at the close of business on the date of such grant, (iii) has a grant date identical to or following the date on which the Company’s Board of Directors or compensation committee actually awarded such Company Option, (iv) otherwise is exempt from or complies with Section 409A of the Code so that the recipient of such Company Option is not subject to the additional taxes and interest pursuant to Section 409A of the Code and (v) except for disqualifying dispositions of shares of Common Stock acquired pursuant to the exercise of Company Options that were intended to be “incentive stock options” within the meaning of Section 422 of the Code, qualifies for the tax and accounting treatment afforded to such Company Option in the Company’s tax returns and the Company’s financial statements, respectively.  There are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities pursuant to the transactions contemplated by this Agreement or the Additional Agreements.

(c)           Company’s Subsidiaries.  The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of the Company Subsidiaries, free and clear of any liens, charges, adverse rights or claims, pledges, covenants, title defects, security interests and other encumbrances of any kind (“Liens”), and all of such shares or equity interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock, any other equity security or any Voting Debt of such Company Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock, any other equity security or Voting Debt of such Company Subsidiary.

(d)           Authorization.  (1)  The Company has the corporate power and authority to execute and deliver this Agreement and the Additional Agreements and to perform its obligations hereunder and thereunder.  The execution, delivery and performance of this Agreement and the Additional Agreements by the Company and the consummation of the transactions contemplated by this Agreement and the Additional Agreements have been duly and unanimously authorized by the board of directors of the Company (the “Board of Directors”).  This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Purchaser, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).  No other corporate proceedings or stockholder actions are necessary for the execution and delivery by the Company of this Agreement or the Additional Agreements, the performance by it of its obligations hereunder or thereunder or the consummation by it of the transactions contemplated by this Agreement or the Additional Agreements, subject, in the case of (A) the authorization and issuance of the shares of Voting Common Stock to be issued upon conversion of the Series F Convertible Preferred Stock, (B) the authorization and issuance of the shares of Non-Voting Common Stock to be issued on conversion or exercise of the Series G Convertible Preferred Stock and (C) the authorization and issuance of the shares of Voting Common Stock to be issued upon conversion of Purchaser Non-Voting Shares, to receipt of the approval by the Company’s stockholders of the Stockholder Proposals.  The only vote of the stockholders of the Company required to approve (i) the amendment to the Articles of Incorporation to (x) authorize a number of shares of Non-Voting Common Stock sufficient to permit the full conversion of the Series G Convertible Preferred Stock into Non-Voting Common Stock and (y) increase the number of authorized shares of Voting Common Stock to at least such number as shall be sufficient to permit the full conversion of each of the Series F Convertible Preferred Stock and Purchaser Non-Voting Shares is a majority of the outstanding shares of Voting Common Stock and (ii) the conversion of the Series F Convertible Preferred Stock and the conversion of Purchaser Non-Voting Shares into Voting Common Stock for purposes of Rule 5635 of the Nasdaq Stock Market Rules, is a majority of the total votes cast on such proposal.  To the Company’s knowledge, all shares of Voting Common Stock outstanding on the record date for a meeting at which a vote is taken with respect to the Stockholder Proposals shall be eligible to vote on the Charter Proposals.

(2)           Neither the execution and delivery by the Company of this Agreement, nor the consummation of the transactions contemplated by this Agreement and the Additional Agreements, nor compliance by the Company with any of the provisions hereof or thereof (including, the conversion or exercise provisions of the Convertible Preferred Stock), will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the material properties or assets of the Company or any Company Subsidiary under any of the terms, conditions or provisions of (i) subject in the case of (x) the authorization and issuance of the shares of Non-Voting Common Stock to be issued on conversion of the Series G Convertible Preferred Stock and (y) the authorization and issuance of the shares of Voting Common Stock to be issued on conversion of the Series F Convertible Preferred Stock, to receipt of the approval by the Company’s stockholders of the Stockholder Proposals, its Articles of Incorporation or bylaws (or similar governing documents) or the articles of incorporation, charter, bylaws or other governing instrument of any Company Subsidiary or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which it may be bound, or to which the Company or any Company Subsidiary or any of the properties or assets of the Company or any Company Subsidiary may be subject, or (B) subject to compliance with the statutes and regulations referred to in Section 2.2(e), violate any law, statute, ordinance, rule, regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to the Company or any Company Subsidiary or any of their respective properties or assets except in the case of clauses (A)(ii) and (B) for such violations, conflicts and breaches as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The issuance and sale of the Securities under this Agreement and the consummation of the Other Private Placements does not contravene the rules of the NASDAQ Global Select Market.

(e)           Governmental Consents.  Other than (1) the securities or blue sky laws of the various states and the authorization for listing on the NASDAQ Global Select Market of the shares of Voting Common Stock to be sold pursuant to this Agreement and the shares of Voting Common Stock to be issued upon conversion of the Series F Convertible Preferred Stock and Purchaser Non-Voting Shares, (2) the confirmations contemplated by Section 1.2(c)(2)(D) and (3) any Required Approvals, no material notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, or expiration or termination of any statutory waiting period, is necessary for the issuance, sale and delivery of the Securities pursuant to this Agreement and the Additional Agreements by the Company and the execution and delivery of this Agreement and performance and compliance by the Company with all of the provisions thereof and the consummation by the Company of the transactions contemplated by this Agreement.

(f)           Financial Statements.  Each of the consolidated balance sheets of the Company and the Company Subsidiaries and the related consolidated statements of income, stockholders’ equity and cash flows, together with the notes thereto included in the Company Reports filed with the SEC prior to the date of this Agreement (collectively, the “Company Financial Statements”), (1) have been prepared from, and are in accordance with, the books and records of the Company and the Company Subsidiaries, (2) complied as of their respective date of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (3) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved and (4) present fairly in all material respects the consolidated financial position of the Company and the Company Subsidiaries as of the dates set forth therein and the consolidated results of operations, changes in stockholders’ equity and cash flows of the Company and the Company Subsidiaries for the periods stated therein, subject, in the case of any unaudited financial statements, to normal recurring year-end adjustments not material to the financial condition of the Company and the Company Subsidiaries in the aggregate.  There is no material transaction, arrangement, or other relationship between the Company or any of the Company Subsidiaries and an unconsolidated or other Affiliated or off balance sheet entity that is not reflected on the Company Financial Statements.

(g)           Reports.  (1)  Since December 31, 2008, the Company and each Company Subsidiary has timely filed all material reports, registrations, documents, filings, statements and submissions, together with any amendments thereto, that it was required to file with any Governmental Entity (the foregoing, collectively, the “Company Reports”) and has paid all material fees and assessments due and payable in connection therewith.  As of their respective dates of filing, the Company Reports complied in all material respects with all statutes and applicable rules and regulations of the applicable Governmental Entities.  To the knowledge of the Company, as of the date of this Agreement, there are no outstanding comments from the SEC or any other Governmental Entity with respect to any Company Report.  In the case of each such Company Report filed with or furnished to the SEC, such Company Report did not, as of its date or if amended prior to the date of this Agreement, as of the date of such amendment, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made in it, in light of the circumstances under which they were made, not misleading and complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  With respect to all other Company Reports, the Company Reports were complete and accurate in all material respects as of their respective dates.  No executive officer of the Company or any Company Subsidiary has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002. Copies of all Company Reports not otherwise publicly available have, to the extent allowed by applicable law, been made available to Purchaser by the Company.

(2)           The records, systems, controls, data and information of the Company and the Company Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or the Company Subsidiaries or their accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 2.2(g).  The Company (A) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including the consolidated Company Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.  Since December 31, 2009 and until the date of this Agreement, (A) neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any Company Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices, and (B) no attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors or any committee thereof or to any director or officer of the Company.

(h)         Bank Secrecy Act, Anti-Money Laundering and OFAC and Customer Information.  The Company is not aware of, has not been advised of, and, to the Company’s knowledge, has no reason to believe that any facts or circumstances exist that would cause it or any Company Subsidiary to be deemed to be (1) not operating in compliance, in all material respects, with the Bank Secrecy Act of 1970, as amended, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the USA PATRIOT Act), any order or regulation issued by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), or any other applicable anti-money laundering or anti-terrorist-financing statute, rule or regulation; (2) not in satisfactory compliance with the Community Reinvestment Act and the regulations promulgated thereunder or to be assigned a CRA rating by federal or state banking regulators of lower than “satisfactory”; or (3) not operating in compliance in all material respects with the applicable privacy and customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder.  The Company is not aware of any facts or circumstances that would cause it to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause it to undertake any material remedial action.  The Company and each of the Company Subsidiaries have adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and they have complied in all respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder. The Company will not knowingly directly or indirectly use the proceeds of the sale of the Securities pursuant to transactions contemplated by this Agreement, or lend, contribute or otherwise make available such proceeds to any Company Subsidiary, joint venture partner or other person, towards any sales or operations in any country sanctioned by OFAC or for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(i)           Properties and Leases.  Except as would not reasonably be expected to have a Material Adverse Effect, the Company and the Company Subsidiaries have good and marketable title to all real properties and all other properties and assets owned by them, in each case free from Liens that would affect the value thereof or interfere with the use made or to be made thereof by them.  Except as would not reasonably be expected to have a Material Adverse Effect, the Company and the Company Subsidiaries hold all leased real or personal property under valid and enforceable leases with no exceptions that would interfere with the use made or to be made thereof by them.

(j)           Taxes.  Except as set forth on Section 2.2(j) of the Disclosure Letter, (1) each of the Company and the Company Subsidiaries has (x) duly and timely filed (including pursuant to applicable extensions granted without penalty) all material Tax Returns required to be filed by it and such Tax Returns are true and complete in all material respects and (y) paid in full all material Taxes imposed on the Company and the Company Subsidiaries or any of the Company’s or the Company’s Subsidiaries’ assets (whether or not shown as due on any Tax Returns) or, in the case of Taxes not yet due, made adequate provision in the financial statements of the Company (in accordance with GAAP); (2) no material deficiencies for any Taxes have been proposed, asserted or assessed in writing against or with respect to any Taxes due by or Tax Returns of the Company or any of the Company Subsidiaries which deficiencies have not since been resolved; (3) there are no material Liens for Taxes upon the assets of either the Company or the Company Subsidiaries except for statutory Liens for current Taxes not yet due; (4) none of the Company or any of the Company Subsidiaries has been a “distributing corporation” or a “controlled corporation” in any distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”) is applicable; (5) none of the Company or any Company Subsidiary has engaged in any transaction that is (or is substantially similar to) a “listed transaction” for federal income tax purposes within the meaning of Treasury Regulations section 1.6011-4; (6) the items set forth on Section 2.2(j)(B) of the Disclosure Letter are true and correct and, assuming for these purposes that each share of Series G Convertible Preferred Stock purchased from the Company hereunder (including all such shares purchased by Additional Investors pursuant to Additional Agreements effective as of the same date as this Agreement) is immediately after such purchase converted into shares of Non-Voting Common Stock (assuming for all purposes of this clause (6) that the relevant price per share of Non-Voting Common Stock is the Closing Price (as defined in the Series G Preferred Stock Certificate of Designation) as of the Trading Day (as defined in the Series G Preferred Stock Certificate of Designation) immediately preceding the date of this Agreement), none of the issuances of Securities, together with any issuances of Securities to Additional Investors pursuant to such other Additional Agreements, will cause the Company to undergo an ownership change for purposes of Section 382 of the Code and neither the Company nor any Company Subsidiary is subject to any limitation with respect to Section 382 of the Code; (7) the Company has not been a United States real property holding corporation within the meaning of Section 897 of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (8) neither the Company nor any Company Subsidiary is a party to, is bound by or has any obligation under, any material Tax sharing or material Tax indemnity agreement or similar contract or arrangement other than any contract or agreement between or among the Company and any Company Subsidiary; (9) neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case that is still in effect, or has pending a request for any such extension or waiver; (10) all material Taxes (determined both individually and in the aggregate) required to be withheld, collected or deposited have been timely withheld, collected or deposited as the case may be, and timely paid to the applicable Governmental Entity in accordance with applicable laws and all information reporting requirements have been materially complied with in accordance with applicable law and (11) neither the Company nor any Company Subsidiary (A) is or has ever been a member of an affiliated group of corporations filing a consolidated, joint, unitary or combined Tax Return (other than with regard to the group to which they are currently members and the common parent of which is the Company) or (B) has any liability for the Taxes of any person (other than the Company or any of the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local, or foreign law), as a transferee or successor, by contract, or otherwise.  For purposes of this Agreement, “Taxes” shall mean all taxes, charges, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority or other Governmental Entity, including any income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, together with any interest, penalties, addition to tax, or additional amount attributable thereto.  For purposes of this Agreement, “Tax Return” shall mean any return, report, information return or other document (including any related or supporting information) required to be filed with any taxing authority with respect to Taxes, including all information returns relating to Taxes of third parties, any claims for refunds of Taxes and any amendments or supplements to any of the foregoing.

(k)          Absence of Certain Changes.  Since December 31, 2009 until the date hereof, (1) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course, consistent with prior practice, (2)  the Company has not made or declared any distribution in cash or in kind to its stockholders or issued or repurchased any shares of its capital stock or other equity interests, (3) no circumstance, event, change, development or effect has occurred, except as has not or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (4) no material default (or event which, with notice or lapse of time, or both, would constitute a material default) exists on the part of the Company or any Company Subsidiary or, to the knowledge of the Company, on the part of any other party, in the due performance and observance of any term, covenant or condition of any agreement to which the Company or any Company Subsidiary is a party, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(l)           No Undisclosed Liabilities.  Neither the Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) which are not properly reflected or reserved against in the Company Financial Statements, except for (1) liabilities that have arisen since December 31, 2009 in the ordinary and usual course of business and consistent with past practice, (2) contractual liabilities under (other than liabilities arising from any breach or violation of) agreements Previously Disclosed or not required by this Agreement to be so disclosed and (3) liabilities that have not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(m)         Commitments and Contracts. The Company has Previously Disclosed or provided (by hard copy, electronic data room or otherwise) to Purchaser or its representatives true, correct and complete copies of, each of the following to which the Company or any Company Subsidiary is a party or subject (whether written or oral, express or implied) (each, a “Company Significant Agreement”):

(1)           any contract or agreement which limits, in any material respect, the freedom of the Company or any of the Company Subsidiaries to compete in any material line of business, in any geographic area or with any person, or which is material and requires referrals of business or requires the Company or any of its Subsidiaries to make available investment opportunities to any person on a priority or exclusive basis;

(2)           any contract or agreement which grants any person a right of first refusal, right of first offer or similar right with respect to any material properties, assets or businesses of the Company or the Company Subsidiaries;

(3)           any contract relating to the acquisition or disposition of any material business or material assets (whether by merger, sale of stock or assets or otherwise), which acquisition or disposition is not yet complete or where such contract contains continuing obligations, including continuing indemnity obligations, of the Company or any of the Company Subsidiaries;

(4)           any contract pursuant to which any benefit thereunder would be accelerated or increased or any of the rights or obligations of the parties thereunder would be otherwise changed or affected, by the transactions contemplated by this Agreement;

(5)           any material employment contract or understanding (including any understandings or obligations with respect to severance or termination pay, liabilities or fringe benefits) with any present or former officer, director, employee or consultant (other than those that are terminable at will by the Company or such Company Subsidiary);

(6)           any material plan, contract or understanding providing for any bonus, pension, option, deferred compensation, retirement payment, profit sharing or similar arrangement with respect to any present or former officer, director, employee or consultant;

(7)           any agreement that constitutes a collective bargaining agreement or other arrangement with a labor union;

(8)           to the extent allowed by applicable law, any contract with any Governmental Entity that imposes any material obligation or restriction on the Company or the Company Subsidiaries;

(9)           any contract relating to indebtedness for borrowed money, letters of credit, capital lease obligations, obligations secured by a Lien or interest rate or currency hedging agreements (including guarantees in respect of any of the foregoing, but in any event excluding trade payables, intercompany indebtedness and immaterial leases for telephones, copy machines, facsimile machines and other office equipment) in excess of $250,000, except for those issued in the ordinary course of business;

(10)           that is a settlement, conciliation or similar agreement, the performance of which will involve payment after the Closing Date of consideration in excess of $250,000;

(11)           that relates to Intellectual Property Rights (other than a license granted to the Company for commercially available software licensed on standard terms);

(12)           that concerns a partnership or joint venture;

(13)           involving aggregate consideration liability in excess of $500,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than 90 days’ notice;

(14)           that concerns any material hedge, collar, option, forward purchasing, swap, derivative or similar agreement, understanding or undertaking; and

(15)           any other contract or agreement which is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K.

(A) Each of the Company Significant Agreements is valid and binding on the Company and the Company Subsidiaries, as applicable, and in full force and effect; (B) the Company and each of the Company Subsidiaries, as applicable, are in all material respects in compliance with and have in all material respects performed all obligations required to be performed by them to date under each Company Significant Agreement; and (C) as of the date hereof, to the Company’s knowledge, neither the Company nor any of the Company Subsidiaries has received notice of any material violation or default (or any condition which with the passage of time or the giving of notice would cause such a violation of or a default) by any party under any Company Significant Agreement. No benefits under any Company Significant Agreement will be increased, and no vesting of any benefits under any Company Significant Agreement will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the Additional Agreements, nor will the value of any of the benefits under any Company Significant Agreement be calculated on the basis of any of the transactions contemplated by this Agreement or the Additional Agreements.  As of the date of this Agreement, no party to a Company Significant Agreement has provided notice to the Company or any Company Subsidiary that it intends to terminate a Company Significant Agreement, or not renew such agreement at the expiration of the current term.

(n)           Offering of Securities.  Neither the Company nor any person acting on its behalf has taken any action (including any offering of any securities of the Company under circumstances which would require the integration of such offering with the offering of any of the Securities to be issued pursuant to this Agreement under the Securities Act, and the rules and regulations of the SEC promulgated thereunder) which might subject the offering, issuance or sale of any of the Securities to Purchaser pursuant to this Agreement or to the offering, issuance or sale of any securities pursuant to the Additional Agreements to the registration requirements of the Securities Act.  Neither the Company nor any Person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with any offer or sale of the Securities or in connection with the Other Private Placements.  Assuming the accuracy of the Purchaser’s representations and warranties set forth in Section 2.3 of this Agreement and the accuracy of the representations and warranties of the Additional Investors set forth in Section 2.3 of the Additional Agreements, no registration under the Securities Act is required for the offer and sale of the Securities by the Company to the Purchaser under this Agreement or for the offer and sale of securities by the Company to the Additional Investors under the Additional Agreements.

(o)           Status of Securities.  The shares of Voting Common Stock and shares of Convertible Preferred Stock (upon filing of the related Preferred Stock Certificates of Designation with the Georgia Secretary) have been duly authorized by all necessary corporate action.  When issued and sold against receipt of the consideration therefor as provided in this Agreement, such shares of Voting Common Stock and Convertible Preferred Stock will be validly issued, fully paid and nonassessable, will not subject the holders thereof to personal liability and will not be subject to preemptive rights of any other stockholder of the Company.  The shares of Non-Voting Common Stock issuable upon the conversion of the Series G Convertible Preferred Stock will, upon receipt of the approval by the Company’s stockholders of the Stockholder Proposals and filing of the related Series G Preferred Stock Certificate of Designation with the Georgia Secretary, have been duly authorized by all necessary corporate action and when so issued upon such conversion or exercise will be validly issued, fully paid and nonassessable, will not subject the holders thereof to personal liability and will not be subject to preemptive rights of any other stockholder of the Company.  The shares of Voting Common Stock issuable upon the conversion of each of the Series F Convertible Preferred Stock and Purchaser Non-Voting Shares will, upon receipt of the approval by the Company’s stockholders of the Stockholder Proposals and filing of the related Preferred Stock Certificates of Designation to the Articles of Incorporation with the Georgia Secretary, have been duly authorized by all necessary corporate action and when so issued upon such conversion or exercise will be validly issued, fully paid and nonassessable, will not subject the holders thereof to personal liability and will not be subject to preemptive rights of any other stockholder of the Company.  When issued in accordance with Section 4.7(j), the Indemnity Shares will be duly authorized by all necessary corporate action and will be validly issued, fully paid and non-assessable, will not subject the holders thereof to personal liability and will not be subject to preemptive rights of any other stockholder of the Company.

(p)           Litigation and Other Proceedings.  There is no pending or, to the knowledge of the Company, threatened, material claim, action, suit, arbitration, complaint, charge, investigation or proceeding, against the Company or any Company Subsidiary or to which any of their assets are subject, nor is the Company or any Company Subsidiary subject to any material order, judgment or decree.  There is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report or relating to any examinations or inspections of the Company or any Company Subsidiaries. There is no material action by the Company or any Company Subsidiary pending or which the Company or any Company Subsidiary intends to initiate (other than collection claims in the ordinary course of business).  To the knowledge of the Company, there are no material claims, actions, suits, arbitrations, complaints, charges, investigations or proceedings pending or threatened against any of the past or present executive officers or directors of the Company or any of its Subsidiaries related to their status as an officer or director thereof.

(q)           Compliance with Laws.

(1)           The Company and each Company Subsidiary have all material permits, licenses, franchises, authorizations, orders and approvals of, and have made all filings, applications and registrations with, Governmental Entities that are required in order to permit them to own or lease their properties and assets and to carry on their business as presently conducted and that are material to the business of the Company or such Company Subsidiary.  The Company and each Company Subsidiary has complied in all material respects and is not in default or violation in any material respect of, and none of them is, to the knowledge of the Company, under investigation with respect to or, to the knowledge of the Company, has been threatened to be charged with or given notice of any violation of, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license, rule, regulation, policy or guideline, order, demand, writ, injunction, decree or judgment of any Governmental Entity.  Except for statutory or regulatory restrictions of general application, no Governmental Entity has placed any material restriction on the business or properties of the Company or any Company Subsidiary.  The Company and each Company Subsidiary has complied in full with the TARP Standards for Compensation and Corporate Governance and all other applicable laws promulgated with respect thereto or otherwise relating to the United States Department of the Treasury’s Troubled Asset Relief Program (“TARP”) Capital Purchase Program (including without limitation obtaining any waivers of rights to compensation and benefits from such senior executive officers and other employees as may be necessary to comply with the TARP Capital Purchase Program).

(2)           Except for statutory or regulatory restrictions of general application, restrictions applicable to recipients of funds under TARP and as set forth on Section 2.2(q)(2) of the Disclosure Letter, no Governmental Entity has placed any material restriction on the business or properties of the Company or any Company Subsidiary, and except for routine examinations by applicable Governmental Entities, as of the date of this Agreement, neither the Company nor any Company Subsidiary has received any notification, or communication from any Governmental Entity that an investigation, by an Governmental Entity with respect to the Company or any Company Subsidiary is pending.

(r)            Labor.  Employees of the Company and the Company Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.  No labor organization or group of employees of the Company or any Company Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority.  There are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or threatened against or involving the Company or any Company Subsidiary. The Company and the Company Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, are in compliance with all (1) laws and requirements respecting employment and employment practices, terms and conditions of employment, collective bargaining, disability, immigration, health and safety, wages, hours and benefits, non-discrimination in employment, workers’ compensation and the collection and payment of withholding and/or payroll taxes and similar taxes and (2) obligations of the Company and any Company Subsidiary, as applicable, under any employment agreement, severance agreement or any similar employment-related agreement or understanding.

(s)           Company Benefit Plans.

(1)           Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) with respect to each Benefit Plan, the Company and the Company Subsidiaries have complied, and are now in compliance, in all respects, with all provisions of ERISA, the Code and all laws and regulations applicable to such Benefit Plan; and (B) each Benefit Plan has been administered in all respects in accordance with its terms.  “Benefit Plan” means any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA and any bonus, incentive, deferred compensation, vacation, stock purchase, stock incentive, severance, employment, change of control or fringe benefit plan, program, agreement or policy.

(2)           Except as has not had or would not reasonably be expected to have a Material Adverse Effect, and except for liabilities fully reserved for or identified in the Financial Statements, no claim has been made, or to the knowledge of the Company threatened, against the Company or any of the Company Subsidiaries related to the employment or compensation of employees, directors or independent contractors or any Benefit Plan (including any claims regarding any breach of fiduciary duty).

(3)           Except as has not had or would not reasonably be expected to result in a material liability to the Company, no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Benefit Plan.  (A) Except as has not had or would not reasonably be expected to have a Material Adverse Effect, no condition exists that would subject the Company or the Company Subsidiaries directly to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulation); (B) no “reportable event” (as such term is defined in Section 4043 of ERISA) that could reasonably be expected to result in liability has occurred with respect to any Benefit Plan; (C) no Benefit Plan has failed to satisfy minimum funding standards (within the meaning of Section 412 or 430 of the Code or Section 302 of ERISA), whether or not waived; and (D) there has been no determination that any Benefit Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA).

(4)           With respect to each of the Benefit Plans that is not a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA but is subject to Title IV of ERISA, as of the Closing Date, the assets of each such Benefit Plan are at least equal in value to the present value of the accrued benefits (vested and unvested) of the participants in such Benefit Plan on a termination and projected benefit obligation basis, based on the actuarial methods and assumptions indicated in the most recent applicable actuarial valuation reports.

(5)           No Benefit Plan is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) and neither the Company, any Company Subsidiary nor any Affiliate has at any time sponsored or contributed to, or has or had any liability or obligation in respect of, any multiemployer plan.

(6)           With respect to any Benefit Plan, (A) no written or oral communication has been received from the Pension Benefit Guaranty Corporation (the “PBGC”) in respect of any Benefit Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein, and (B) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or other governmental agencies are pending, threatened or in progress (including, without limitation, any routine requests for information from the PBGC).

(7)           Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement will (A) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former employee, officer or director of the Company or any Company Subsidiary from the Company or any Company Subsidiary under any Benefit Plan or otherwise, (B) increase any benefits otherwise payable under any Benefit Plan, (C) result in any acceleration of the time of payment or vesting of any such benefits, (D) require the funding or increase in the funding of any such benefits or (E) result in any limitation on the right of the Company or any Company Subsidiary to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or related trust.  Neither the Company nor any Company Subsidiary has taken, or permitted to be taken, any action that required, and no circumstances exist that will require the funding, or increase in the funding, of any benefits or resulted, or will result, in any limitation on the right of the Company or any Company Subsidiary to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or related trust.

(t)           Risk Management Instruments.  All material derivative instruments, including, swaps, forwards, caps, floors and option agreements, whether entered into for the Company’s own account, or for the account of one or more of the Company Subsidiaries, or their customers, were entered into (1) only for purposes of mitigating identified risk and only in the ordinary course of business, (2) in accordance with prudent practices and in all material respects with all applicable laws, rules, regulations and regulatory policies and (3) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Company or one of the Company Subsidiaries, enforceable in accordance with its terms.  Neither the Company nor the Company Subsidiaries, nor, to the knowledge of the Company, any other party thereto, is in breach of, or has materially defaulted under, any of its material obligations under any such agreement or arrangement. The Company and the Company Subsidiaries have in place risk management policies and procedures which they believe are sufficient in scope and operation to protect against risks of the type and in amounts reasonably expected to be incurred by persons of similar size and in similar lines of business as the Company and the Company Subsidiaries.

(u)           Certain Payments.  Neither the Company nor any of the Company Subsidiaries, nor any directors, officers, nor to the knowledge of the Company, employees or any of their Affiliates or any other person who to the knowledge of the Company is associated with or acting on behalf of the Company or any of the Company Subsidiaries has directly or indirectly (1) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any person, private or public, regardless of form, whether in money, property, or services (A) to obtain favorable treatment in securing business for the Company or any of the Company Subsidiaries, (B) to pay for favorable treatment for business secured by the Company or any of the Company Subsidiaries, (C) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any of the Company Subsidiaries, or (D) in violation of any Law, or (2) established or maintained any fund or asset with respect to the Company or any of the Company Subsidiaries that was required to have been and was not recorded in the books and records of the Company or any of the Company Subsidiaries.

(v)           Insurance. The Company and the Company Subsidiaries are, and will remain following consummation of the transactions contemplated by this Agreement, insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company reasonably believes to be prudent and that are of the type customary in the businesses and locations in which the Company and the Company Subsidiaries are engaged.  The Company and the Company Subsidiaries have not been refused any insurance coverage sought or applied for, and the Company and the Company Subsidiaries do not have any reason to believe that they will not be able to renew their existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue their business at a cost that would not reasonably be expected to have a Material Adverse Effect.

(w)          Agreements with Regulatory Agencies.  Except as set forth on Section 2.2(w) of the Disclosure Letter, (1) neither the Company nor any Company Subsidiary is subject to any cease-and-desist or other similar order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any capital directive by, or since December 31, 2008, has adopted any board resolutions at the request of, any Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its operations or business (each item in this sentence, a “Regulatory Agreement”), (2) neither the Company nor any Company Subsidiary has been advised since December 31, 2008 and until the date hereof by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement, (3) the Company and each Company Subsidiary are in compliance in all material respects with each Regulatory Agreement to which it is party or subject, and (4) neither the Company nor any Company Subsidiary has received any notice from any Governmental Entity indicating that either the Company or any Company Subsidiary is not in compliance in all material respects with any such Regulatory Agreement.

(x)           Investment Company. Neither the Company nor any of the Company Subsidiaries is or acts as the principal investment adviser to an “investment company” as defined under the Investment Company Act of 1940, as amended, and neither the Company nor any of the Company Subsidiaries sponsors any person that is such an investment company.

(y)          Intellectual Property Rights.  The Company and the Company Subsidiaries own or possess adequate rights or licenses to use all material trademarks, service marks and all applications and registrations therefor, trade names, patents, patent rights, copyrights, original works of authorship, inventions, trade secrets and other intellectual property rights (“Intellectual Property Rights”) necessary to conduct their business as conducted on the date of this Agreement.  To the knowledge of the Company, no product or service of the Company or the Company Subsidiaries infringes the Intellectual Property Rights of others.  Except as would not reasonably be expected to have a Material Adverse Effect, the Company and the Company Subsidiaries have not received notice of any claim being made or brought, or, to the knowledge of the Company, being threatened, against the Company or any of the Company Subsidiaries regarding (1) their Intellectual Property Rights, or (2) that the products or services of the Company or the Company Subsidiaries infringe the Intellectual Property Rights of others.  The computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation used in the business of the Company and the Company Subsidiaries (the “IT Assets”) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with the business. To the Company’s knowledge, no person has gained unauthorized access to the IT Assets. The Company and the Company Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with industry practices. The Company and the Company Subsidiaries take reasonable measures, directly or indirectly, to ensure the confidentiality, privacy and security of customer, employee and other confidential information. The Company and the Company Subsidiaries have complied with all internet domain name registration and other requirements of internet domain registrars concerning internet domain names that are used in the business.  Without limiting the foregoing, the Company and its Subsidiaries (A) own or have the valid right to use the name “United Community Bank”, or any variant thereof, in all applicable jurisdictions, free and clear of all Liens and (B) have not granted to any third party, by license or otherwise, any right or interest in or to use any such name.  No third party has asserted any rights in or to the name “United Community Bank”, or any variant thereof.

(z)           Environmental Liability.  There is no legal, administrative, arbitral or other proceeding, claim, action or notice of any nature seeking to impose, or that could result in the imposition of, on the Company or any Company Subsidiary, any liability or obligation of the Company or any Company Subsidiary with respect to any environmental health or safety matters or any private or governmental, health or safety investigations or remediation activities of any nature arising under common law or under any local, state or federal environmental, health or safety statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), pending or, to the Company’s knowledge, threatened against the Company or any Company Subsidiary the result of which has had or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; to the Company’s knowledge, there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such proceeding, claim, action, investigation or remediation; and to the Company’s knowledge, neither the Company nor any Company Subsidiary is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any such environmental liability.

(aa)          Loan Portfolio; Mortgage Banking Business.

(1)           The information (including electronic information and information contained on tapes and computer disks) with respect to all loans of the Company and the Company Subsidiaries furnished to Purchaser by the Company is, as of the respective dates indicated therein, true and complete in all material respects; provided that such information excludes information as would identify the names and addresses or other similar personal information of any customer. As of the date of this Agreement, the characteristics of the Company’s loan portfolio have not materially and adversely changed from the characteristics of the loan portfolio as of September 30, 2010.

(2)           The Company and each Company Subsidiary has in all material respects complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loan originated, purchased or serviced by the Company or any Company Subsidiary satisfied in all material respects, (A) all applicable federal, state and local laws, rules and regulations with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, or filing of claims in connection with mortgage loans, including all laws relating to real estate settlement procedures, consumer credit protection, truth in lending laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, (B) the responsibilities and obligations relating to mortgage loans set forth in any agreement between the Company or any Company Subsidiary and any Agency, Loan Investor or Insurer, (C) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer and (D) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each mortgage loan.

(3)           No Agency, Loan Investor or Insurer has (A) claimed in writing that the Company or any Company Subsidiary has violated or has not complied with the applicable underwriting standards with respect to mortgage loans sold by the Company or any Company Subsidiary to a Loan Investor or Agency, or with respect to any sale of mortgage servicing rights to a Loan Investor, (B) imposed in writing restrictions on the activities (including commitment authority) of the Company or any Company Subsidiary or (C) indicated in writing to the Company or any Company Subsidiary that it has terminated or intends to terminate its relationship with the Company or any Company Subsidiary for poor performance, poor loan quality or concern with respect to the Company’s or any Company Subsidiary’s compliance with laws.

For purposes of this Section 2.2(aa):

(A)          “Agency” shall mean the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association, the Government National Mortgage Association, or any other federal or state agency with authority to (i) authority to determine any investment, origination, lending or servicing requirements with regard to mortgage loans originated, purchased or serviced by the Company or any Company Subsidiary or (ii) originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including without limitation state and local housing finance authorities.

(B)           “Loan Investor” shall mean any person (including an Agency) having a beneficial interest in any mortgage loan originated, purchased or serviced by the Company or any Company Subsidiary or a security backed by or representing an interest in any such mortgage loan; and

(C)           “Insurer” means a person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the mortgage loans originated, purchased or serviced by the Company or any Company Subsidiary, including, the Federal Housing Administration, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such mortgage loans or the related collateral.

(bb)           Securities Portfolio.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and the Company Subsidiaries have good and marketable title to all securities held by them (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any Lien, except to the extent such securities are pledged in the ordinary course of business to secure obligations of the Company and the Company Subsidiaries, and such securities are valued on the books of the Company and the Company Subsidiaries in accordance with applicable accounting principles consistently applied.

(cc)           Anti-takeover Provisions Not Applicable.  Except for the adoption of the Agreed Plan, the Company has not adopted any stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Voting Common Stock or a change in control of the Company. The Board of Directors has taken all necessary action to ensure that the transactions contemplated by this Agreement and the consummation thereof will be exempt from any anti-takeover or similar provisions of the Articles of Incorporation and Bylaws, and any other provisions of any applicable “moratorium”, “control share”, “fair price”, “interested stockholder” or other anti-takeover laws and regulations of any jurisdiction.

(dd)           Transaction with Affiliates.  Except for contracts and arrangements which are on customary arms-length terms, no officer, director, five percent (5%) stockholder or other Affiliate of the Company (or any Company Subsidiary), or any individual who, to the knowledge of the Company, is related by blood, marriage or adoption to or shares the same home as any such person, or any entity in which any such person owns any beneficial interest or possesses any direct or indirect control, is a party to any contract or transaction with the Company (or any Company Subsidiary) which pertains to the business of the Company (or any Company Subsidiary) or has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the business of the Company (or any Company Subsidiary).  None of the officers or directors of the Company is presently a party to any transaction with the Company or to a presently contemplated transaction (other than for services as officers and directors) that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act.

(ee)           Knowledge as to Conditions.  As of the date of this Agreement, the Company knows of no reason why any regulatory approvals and, to the extent necessary, any other approvals, authorizations, filings, registrations, and notices required or otherwise a condition to the consummation of the transactions contemplated by this Agreement or the Additional Agreements will not be obtained.

(ff)           Brokers and Finders.  Except for Sandler O’Neill & Partners, L.P. and J.P. Morgan Chase & Co. (whose engagement letters with the Company have been made available to Purchaser), neither the Company nor any Company Subsidiary nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company or any Company Subsidiary, in connection with this Agreement or the Additional Agreements or the transactions contemplated hereby or thereby.

(gg)          Shell Company Status.  The Company is not, and has never been, an issuer identified in Rule 144(i)(1).

(hh)         Additional Agreements.  The Company has provided to Purchaser true and complete copies of each Additional Agreement and other related agreements.  Other than such agreements, there are no side letters or other agreements, arrangements or understandings between Parent or any of its Affiliates, on the one hand, and any Additional Investor or any Affiliate of an Additional Investor, on the other hand, related to the Other Private Placements.

2.3           Representations and Warranties of Purchaser.  Except as Previously Disclosed, Purchaser hereby represents and warrants to the Company, as of the date of this Agreement and as of the Closing Date (except to the extent made only as of a specified date, in which case as of such date), that:

(a)           Organization and Authority.  Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would be reasonably expected to materially and adversely affect Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement on a timely basis, and Purchaser has the corporate or other power and authority and governmental authorizations to own its properties and assets and to carry on its business as it is now being conducted.

(b)           Authorization.  (1)  Purchaser has the corporate or other power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated by this Agreement have been duly authorized by Purchaser’s board of directors, general partner or managing members, as the case may be (if such authorization is required), and no further approval or authorization by any of its partners or other equity owners, as the case may be, is required.  This Agreement has been duly and validly executed and delivered by Purchaser and assuming due authorization, execution and delivery by the Company, is a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(2)           Neither the execution, delivery and performance by Purchaser of this Agreement, nor the consummation of the transactions contemplated by this Agreement, nor compliance by Purchaser with any of the provisions hereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the properties or assets of Purchaser under any of the terms, conditions or provisions of (i) its certificate of limited partnership or partnership agreement or similar governing documents or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Purchaser is a party or by which it may be bound, or to which Purchaser or any of the properties or assets of Purchaser may be subject, or (B) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any law, statute, ordinance, rule or regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to Purchaser or any of its properties or assets except in the case of clauses (A)(ii) and (B) for such violations, conflicts and breaches as would not reasonably be expected to materially and adversely affect Purchaser’s ability to perform its respective obligations under this Agreement or consummate the transactions contemplated by this Agreement on a timely basis.

(3)           Other than review by the Federal Reserve of this Agreement, the Additional Agreements and the passivity and anti-association commitments Purchaser has delivered to the Federal Reserve, no notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, nor expiration or termination of any statutory waiting period, is necessary for the consummation by Purchaser of the transactions contemplated by this Agreement.

(c)           Purchase for Investment.  Purchaser acknowledges that the Securities have not been registered under the Securities Act or under any state securities laws.  Purchaser (1) is acquiring the Securities pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute any of the Securities to any person, (2) will not sell or otherwise dispose of any of the Securities, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws, (3) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Securities and of making an informed investment decision, and (4) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act).

(d)           Ownership.  As of the date of this Agreement, neither Purchaser nor any of its Affiliates (other than any portfolio company with respect to which Purchaser is not the party exercising control over investment decisions) are the owners of record or the Beneficial Owners of shares of Voting Common Stock or securities convertible into or exchangeable for Voting Common Stock.

(e)           Financial Capability.  At the Closing, Purchaser shall have, subject to the funding of the financing set forth in the Equity Commitment Letter in accordance with its terms, available funds necessary to consummate the Closing on the terms and conditions contemplated by this Agreement.  Concurrently with the execution of this Agreement, the Purchaser has delivered to the Company a duly executed Equity Commitment Letter by and between the Purchaser and Corsair IV Financial Services Capital Partners, L.P., a Cayman Islands exempted limited partnership (“Corsair IV”), pursuant to which Corsair IV has committed to contribute the amount set forth therein to the Purchaser subject to the terms and conditions contained therein.

(f)           Knowledge as to Conditions.  As of the date of this Agreement, Purchaser does not know of any reason why any regulatory approvals and, to the extent necessary, any other approvals, authorizations, filings, registrations, and notices required or otherwise a condition to the consummation by it of the transactions contemplated by this Agreement will not be obtained.

(g)           Brokers and Finders.  Neither Purchaser nor its Affiliates, any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for Purchaser, in connection with this Agreement or the transactions contemplated by this Agreement, in each case, whose fees the Company would be required to pay (other than the Reimbursement of Transaction Expenses as provided in Section 6.2).

(h)           Investment Decision.  The Purchaser, or the duly appointed investment manager of Purchaser (the “Investment Manager”), if applicable, has (i) reached its decision to invest in the Company independently from any Additional Investor in the Other Private Placements, (ii) has not entered into any agreement or understanding with any Additional Investor in the Other Private Placements to act in concert for the purpose of exercising a controlling influence over the Company or any Company Subsidiary, including any agreements or understandings regarding the voting or transfer of shares of the Company, (iii) has not shared with any Additional Investor in the Other Private Placements proprietary due diligence materials prepared by such Purchaser or its Investment Manager or any of its other advisors or representatives (acting in their capacity as such) and used by its investment committee as the basis for purposes of making its investment decision with respect to the Company or any Company Subsidiary, (iv) has not been induced by any Additional Investor in the Other Private Placements to enter into the transactions contemplated by this Agreement (other than with respect to the satisfaction of the condition set forth in Section 1.2(c)(1)(B)), and (v) has not entered into any agreement with any Additional Investor with respect to the Investment.  The Purchaser understands that nothing in this Agreement or any other materials presented by or on behalf of the Company to the Purchaser in connection with the purchase of the Securities constitutes legal, tax or investment advice.  The Purchaser has consulted such accounting, legal, tax and investment advisors as it has deemed necessary or appropriate in connection with its purchase of the Securities.

ARTICLE III

COVENANTS

3.1           Filings; Other Actions.

(a)           Purchaser, on the one hand, and the Company, on the other hand, will cooperate and consult with the other and use reasonable best efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Governmental Entities, and the expiration or termination of any applicable waiting period, necessary or advisable to consummate the transactions contemplated by this Agreement, and to perform the covenants contemplated by this Agreement; provided, however, that nothing in this Agreement shall obligate Purchaser to disclose the identities of limited partners, shareholders or members of Purchaser or its Affiliates or investment advisors or other confidential proprietary information of the Purchaser or any of its Affiliates (collectively, “Proprietary Information”).  Each party shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other parties may reasonably request to consummate or implement such transactions or to evidence such events or matters.  In particular, Purchaser will, to the extent required, use its reasonable best efforts to promptly obtain or submit, and the Company will cooperate as may reasonably be requested by Purchaser to help Purchaser promptly obtain or submit, as the case may be, as promptly as practicable, the approvals and authorizations of, filings and registrations with, and notifications to, or expiration or termination of any applicable waiting period, under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or applicable competition or merger control laws of other jurisdictions, all notices to and, to the extent required by applicable law or regulation, consents, approvals or exemptions from bank regulatory authorities, for the transactions contemplated by this Agreement.  Without limiting the foregoing, to the extent required, Purchaser and the Company shall prepare and file a Notification and Report Form pursuant to the HSR Act in connection with the transactions contemplated by this Agreement as promptly as practicable after the Closing Date (and in any event within 15 business days after the Closing).  Purchaser and the Company will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, all the information (other than Proprietary Information) relating to such other party, and any of their respective Affiliates, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions to which it will be party contemplated by this Agreement.  In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable.  Each party hereto agrees to keep the other party apprised of the status of matters referred to in this Section 3.1(a).  Purchaser shall promptly furnish the Company, and the Company shall promptly furnish Purchaser, to the extent permitted by applicable law, with copies of written communications received by it or its Subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by this Agreement.  Notwithstanding the foregoing, in no event shall Purchaser be required to become a bank holding company, accept any Burdensome Condition in connection with the transactions contemplated by this Agreement, including without limitation any condition which could jeopardize or potentially have the effect of jeopardizing any investment opportunities (now or hereafter existing) of Purchaser or any of its Affiliates, or be required to agree to provide capital to the Company or any Company Subsidiary thereof other than the Purchase Price to be paid for the Securities to be purchased by it pursuant to the terms of, subject to the conditions set forth in, this Agreement.

(b)           Unless this Agreement has been terminated pursuant to Section 5.1, the Company shall call a meeting of its stockholders, as promptly as practicable following the Closing, to vote on proposals (collectively, the “Stockholder Proposals”) to (1) approve the conversion of (A) the Series F Convertible Preferred Stock into Voting Common Stock and (B) Purchaser Non-Voting Shares and the Indemnity Shares into Voting Common Stock for purposes of Rule 5635 of the Nasdaq Stock Market Rules, (2) approve the amendment to the Articles of Incorporation to (x) authorize a number of shares of Non-Voting Common Stock sufficient to permit the full conversion of the Series G Convertible Preferred Stock into, Non-Voting Common Stock and the issuance of the Indemnity Shares, and (y) increase the number of authorized shares of Voting Common Stock to at least such number as shall be sufficient to permit the full conversion of each of the Series F Convertible Preferred Stock, the Purchaser Non-Voting Shares and the Indemnity Shares (clauses (x) and (y), collectively, the “Charter Proposals”).  The Board of Directors shall unanimously recommend to the Company’s stockholders that such stockholders vote in favor of the Stockholder Proposals.  In connection with such meeting, the Company shall promptly prepare (and Purchaser will reasonably cooperate with the Company to prepare) and file (but in no event more than ten business days after the Closing Date) with the SEC a preliminary proxy statement, shall use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause a definitive proxy statement related to such stockholders’ meeting to be mailed to the Company’s stockholders not more than five business days after clearance thereof by the SEC, and shall use its reasonable best efforts to solicit proxies for such stockholder approval.  The Company shall notify Purchaser promptly of the receipt of any comments from the SEC or its staff with respect to the proxy statement and of any request by the SEC or its staff for amendments or supplements to such proxy statement or for additional information and will supply Purchaser with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to such proxy statement.  If at any time prior to such stockholders’ meeting there shall occur any event that is required to be set forth in an amendment or supplement to the proxy statement, the Company shall as promptly as practicable prepare and mail to its stockholders such an amendment or supplement.  Each of Purchaser and the Company agrees promptly to correct any information provided by it or on its behalf for use in the proxy statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall as promptly as practicable prepare and mail to its stockholders an amendment or supplement to correct such information to the extent required by applicable laws and regulations.  The Company shall consult with Purchaser prior to filing any proxy statement, or any amendment or supplement thereto, and provide Purchaser with a reasonable opportunity to comment thereon.  The recommendation made by the Board of Directors described in this Section 3.1(b) shall be included in the proxy statement filed in connection with obtaining such stockholder approval.  In the event that the approval of any of the Stockholder Proposals is not obtained at such special stockholders meeting, the Company shall include a proposal to approve (and the Board of Directors shall unanimously recommend approval of) each such proposal at a meeting of its stockholders no less than once in each subsequent six-month period beginning on the date of such special stockholders meeting until all such approvals are obtained or made.

(c)           Purchaser, on the one hand, agrees to furnish the Company, and the Company, on the other hand, agrees, upon request, to furnish to Purchaser, in each case to the extent legally permissible and not in contravention of any contractual obligation, all information concerning itself, its Affiliates, directors, officers, partners and stockholders and such other matters as may be reasonably necessary in connection with the proxy statement in connection with any such stockholders meeting and any other statement, filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any Governmental Entity in connection with the Closing and the other transactions contemplated by this Agreement; provided, however, that (i) nothing in this Section 3.1(c) shall obligate Purchaser to provide any Proprietary Information and (ii) Purchaser shall provide information only to the extent typically provided by Purchaser to such Governmental Entities under Purchaser’s policies consistently applied and subject to such confidentiality requests as Purchaser shall reasonably seek.

(d)           Unless this Agreement has been terminated pursuant to Section 5.1, Purchaser hereby agrees that at any meeting of the stockholders of the Company held to vote on the Stockholder Proposals, however called, Purchaser shall vote, or cause to be voted, all of the shares of Common Stock or other Voting Securities Beneficially Owned by Purchaser and its Affiliates in favor of the Stockholder Proposals, except to the extent prohibited by the Nasdaq Stock Market Rules or applicable state law.  The Company shall use its reasonable best efforts to obtain a commitment substantially identical to Purchaser’s commitment under this Section 3.1(d) from each Additional Investor.

3.2           Access, Information and Confidentiality.

(a)           From the date hereof, until the date Purchaser Beneficially Owns less than the greater of (A) 5% or more of outstanding Common Stock, or (B) the percentage of outstanding Common Stock calculated by dividing (x) 40% of the number of shares of Common Stock purchased by Purchaser pursuant to this Agreement, by (y) the outstanding Common Stock (in each case, counting as shares of Common Stock owned by Purchaser, all shares of Common Stock into which the Convertible Preferred Stock owned by Purchaser are convertible and as adjusted from time to time for any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other like changes in the Company’s capitalization), (1) once per calendar quarter the Company will permit Purchaser to visit and inspect, at Purchaser’s expense, the properties of the Company and the Company Subsidiaries, to examine the corporate books and to discuss the affairs, finances and accounts of the Company and the Company Subsidiaries with the principal officers of the Company, all upon reasonable notice and at such reasonable times and as often as Purchaser may reasonably request, and (2) once per calendar quarter make appropriate officers and directors of the Company, and Company Subsidiaries, available periodically and at such times as reasonably requested by Purchaser for consultation with Purchaser or its designated representative with respect to matters relating to the business and affairs of the Company and Company Subsidiaries.  Any investigation pursuant to this Section 3.2(a) shall be conducted during normal business hours and in such manner as not to interfere unreasonably with the conduct of the business of the Company, and nothing herein shall require the Company or any Company Subsidiary to disclose any information to the extent (x) prohibited by applicable law or regulation, (y) that the Company reasonably believes such information to be competitively sensitive proprietary information (except to the extent Purchaser provides assurances reasonably acceptable to the Company that such information shall not be used by Purchaser or its Affiliates to compete with the Company and Company Subsidiaries), or (z) that such disclosure would reasonably be expected to cause a violation of any agreement to which the Company or any Company Subsidiary is a party or would cause a risk of a loss of privilege to the Company or any Company Subsidiary (provided that the Company shall use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances where the restrictions in this clause (z) apply).  In the event, and to the extent, that, as a result of any change in applicable law or regulation or a judicial or administrative interpretation of applicable law or regulation, it is reasonably determined that the rights afforded pursuant to this Section 3.2(a) are not sufficient for purposes of the Department of Labor’s “plan assets” regulations, to the extent such plan assets regulation applies to the investment in the Securities, Purchaser and the Company shall cooperate in good faith to agree upon mutually satisfactory management access and information rights which satisfy such regulations.

(b)           Each party hereto will hold, and will cause its respective Affiliates and its and their respective directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless disclosure to a regulatory authority is necessary in connection with any necessary regulatory approval, examination or inspection or unless disclosure is required by judicial or administrative process or, by other requirement of law or the applicable requirements of any regulatory agency or relevant stock exchange (in which case, the party disclosing such information shall provide the other party with prior written notice of such permitted disclosure), all non-public records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the other party hereto furnished to it by or on behalf of such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (1) previously known by such party on a non-confidential basis, (2) publicly available through no fault of such party or (3) later lawfully acquired from other sources by such party), and neither party hereto shall release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, other consultants and advisors, provided, however, that Purchaser shall be permitted to disclose Information to any of its limited partners who are subject to obligations to keep such Information confidential in accordance with this Section 3.2.  This Section 3.2 will supersede the Non-Disclosure Agreement previously entered into between the Company and Purchaser and, upon execution of this Agreement by the parties, the Non-Disclosure Agreement previously entered into between the Company and Purchaser will have no further force or effect.

3.3           Conduct of the Business.  Prior to the earlier of the Closing Date and the termination of this Agreement pursuant to Section 5.1 (the “Pre-Closing Period”), the Company shall, and shall cause each Company Subsidiary to, use commercially reasonable efforts to carry on its business in the ordinary course of business and use reasonable best efforts to maintain and preserve its and such Company Subsidiary’s business (including its organization, assets, properties, goodwill and insurance coverage) and preserve its business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it; provided that nothing in this sentence shall limit or require any actions that the Board of Directors may, in good faith, determine to be inconsistent with their duties or the Company’s obligations under applicable law. Except as otherwise expressly required by this Agreement or applicable law, by the performance of any Company Significant Agreement that was Previously Disclosed, or with the prior written consent of Purchaser, during the Pre-Closing Period, the Company shall not: (1) declare, set aside or pay any distributions or dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock; (2) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for capital stock or any of its other securities; (3) purchase, redeem or otherwise acquire any capital stock or any of its other securities or any rights, warrants or options to acquire any such capital stock or other securities; (4) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such capital stock, or convertible or exchangeable securities, or any phantom rights in respect thereof, other than any issuance of Voting Common Stock on exercise of any right, warrant or option outstanding on the date of this Agreement, (5) except with respect to employees having a job title below the level of senior vice president, and solely to the extent in the Company’s ordinary course of business consistent with past practice, terminate, enter into, amend, modify (including by way of interpretation), renew or grant any waiver or consent under any employment, officer, consulting, severance, change in control or similar contract, agreement or arrangement with any current or former director, officer, employee or consultant or make, grant or promise any cash bonus or any wage, salary or cash compensation or benefit increase to any director, officer, employee, sales representative or consultant  or make, grant or promise any increase in any employee benefit plan or arrangement, or amend or terminate any existing employee benefit plan or arrangement or adopt any new employee benefit plan or arrangement; (6) except with respect to employees having a job title below the level of senior vice president, and solely to the extent in the Company’s ordinary course of business consistent with past practice, terminate, enter into, establish, adopt, amend, modify (including by way of interpretation), renew or grant any waiver or consent under any pension, retirement, savings, profit sharing, cash-based deferred compensation, consulting, cash bonus, group insurance or other employee benefit, cash incentive or welfare contract plan or arrangement, or any trust agreement (or similar arrangement) related thereto or add any new participants to any non-qualified retirement plans (or, with respect to any of the preceding, communicate any intention to take such action); (7) in respect of any director, officer, employee or consultant, make new equity grants or awards under any stock option, stock incentive, stock purchase, or other employee benefit, incentive or other plan or arrangement, or amend the terms of any outstanding equity-based award, take any action to accelerate the vesting, exercisability or payment (or fund or secure the payment) of stock options, restricted stock, other equity awards or other compensation or benefits payable thereunder (or, with respect to any of the preceding, communicate any intention to take such action); (8) change any method of Tax accounting, make or change any Tax election, file any amended Tax Return, settle or compromise any Tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes, enter into any closing agreement with respect to any Tax or surrender any right to claim a Tax refund; and (9) enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

ARTICLE IV

ADDITIONAL AGREEMENTS

4.1           Agreement.  Purchaser agrees that until the earlier of (i) the third anniversary of the Closing Date and (ii) such time as Purchaser no longer owns 5% or more of the outstanding Common Stock ((x) counting as shares of Common Stock owned by Purchaser and outstanding, all shares of Common Stock into which the Convertible Preferred Stock owned by Purchaser are convertible and (y) excluding all Common Stock issued by the Company after the Closing Date other than as contemplated by this Agreement and the Securities) (the “Qualifying Ownership Interest”), without the prior written approval of the Company, neither Purchaser nor any of its Affiliates will, directly or indirectly:

(a)            in any way acquire, offer or propose to acquire or agree to acquire, Beneficial Ownership of any Voting Securities if such acquisition would result in Purchaser or its Affiliates (i) being deemed to “control” the Company within the meaning of the BHC Act and the CIBC Act or Section 7-1-230 of the Official Code of Georgia and any rules and regulations promulgated thereunder or (ii) having Beneficial Ownership of 25% or more of the outstanding shares of a class of Voting Securities (under the meaning of the BHC Act and the rules and regulations promulgated thereunder) or Voting Common Stock of the Company (for the avoidance of doubt, for purposes of calculating the Beneficial Ownership of Purchaser and its Affiliates hereunder, (x) any security that is convertible into, or exercisable for, any such Voting Securities or Voting Common Stock that is Beneficially Owned by Purchaser or its Affiliates shall be treated as fully converted or exercised, as the case may be, into the underlying Voting Securities or Voting Common Stock, and (y) any security convertible into, or exercisable for, the Voting Common Stock other than the Convertible Preferred Stock that is Beneficially Owned by any person other than Purchaser or any of its Affiliates shall not be taken into account), other than in the case of clauses (i) or (ii), solely as a result of the exercise of any rights or obligations set forth in this Agreement;

(b)           enter into or agree, offer, propose or seek (whether publicly or otherwise) to enter into, any acquisition transaction, merger or other business combination relating to all or part of the Company or any of the Company Subsidiaries or any acquisition transaction for all or part of the assets of the Company or any Company Subsidiary or any of their respective businesses;

(c)            make, or in any way participate in, any “solicitation” of “proxies” (as such terms are defined under Regulation 14A under the Exchange Act, disregarding clause (iv) of Rule 14a-1(2) and including any otherwise exempt solicitation pursuant to Rule 14a-2(b)) to vote, or (except if Purchaser is an Institutional Investor) seek to advise or influence any person or entity with respect to the voting of, any Voting Securities of the Company or any Company Subsidiary

(d)           call or seek to call a meeting of the stockholders of the Company or any of the Company Subsidiaries or initiate any stockholder proposal for action by stockholders of the Company or any of the Company Subsidiaries, form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act and the rules and regulations promulgated thereunder) with respect to any Voting Securities, or seek, propose or otherwise act alone or in concert with others, to exercise a controlling influence over the management, board of directors or policies of the Company or any Company Subsidiaries; or

(e)          bring any action or otherwise act to contest the validity of this Section 4.1 (provided that neither Purchaser nor any of its Affiliates shall be restricted from contesting the applicability of this Section 4.1 to Purchaser or any of its Affiliates to any particular circumstance) or seek a release of the restrictions contained herein, or make a request to amend or waive any provision of this Section 4.1;

provided that nothing in this Section 4.1 shall prevent Purchaser or its Affiliates from voting any Voting Securities then Beneficially Owned by Purchaser or its Affiliates in any manner; provided, further, that nothing in clauses (b), (c), or (d) of this Section 4.1 shall apply to the Board Representative solely in his or her capacity as a director of the Company.

(f)           For purposes of this Agreement, a person shall be deemed to “Beneficially Own” any securities of which such person is considered to be a “Beneficial Owner” under Rule 13d-3 under the Exchange Act.  For purposes of this Agreement, “Voting Securities” shall mean at any time shares of any class of capital stock of the Company that are then entitled to vote generally in the election of directors.

(g)          Notwithstanding the foregoing, the parties hereby agree that nothing in this Section 4.1 shall apply to any portfolio company with respect to which Purchaser is not the party exercising control over the decision to purchase Voting Securities or to vote such Voting Securities; provided that Purchaser does not provide to such entity any non-public information concerning the Company or any Company Subsidiary and such portfolio company is not acting at the request or direction of or in coordination with Purchaser; and provided, further, that ownership of such shares is not attributed to Purchaser under the BHC Act, the CIBC Act or Section 7-1-230 of the Official Code of Georgia and any rules and regulations promulgated thereunder.

4.2           Transfer Restrictions of Purchaser Non-Voting Shares.

(a)          Except for transfers pursuant to Section 4.2(b), Purchaser Non-Voting Shares shall be transferable by Purchaser or any of its Affiliates only as follows:

(1)           In a widely distributed public offering registered pursuant to the Securities Act;

(2)           To a person that is acquiring a majority of the Company’s outstanding “voting securities” (as defined in the BHC Act and any rules or regulations promulgated thereunder) (not including any voting securities such person is acquiring from Purchaser or its Affiliates); or

(3)           Upon certification by the transferor in writing to the Company that the transferor believes that the transferee shall not, after giving effect to such transfer, own for purposes of the BHC Act or CIBC Act, and any rules and regulations promulgated thereunder, more than 2% of any class of voting securities of the Company outstanding at such time.

In connection with any transfer of Purchaser Non-Voting Shares pursuant to a transfer described in this Section 4.2(b), upon the request of the transferor, the transferor shall be entitled to surrender to the Company Purchaser Non-Voting Shares to be so transferred, and, upon such surrender, the Company shall issue to the transferee, in lieu of Purchaser Non-Voting Shares surrendered, an equal number of shares of Voting Common Stock.  Any shares of Voting Common Stock issued pursuant to this paragraph shall be deemed a “Registrable Security” for purposes of this Agreement.

(b)           Purchaser Permitted Transfers.  Notwithstanding Section 4.2(a), Purchaser shall be permitted to transfer any portion or all of its Securities at any time to any Affiliate of Purchaser under common control with Purchaser’s ultimate parent, general partner or investment advisor, but only if the transferee agrees in writing for the benefit of the Company (with a copy thereof to be furnished to the Company) to be bound by the terms of this Agreement (any such transferee shall be included in the term “Purchaser”).

4.3           Governance Matters.  (a)  At Closing, the Company will promptly cause one person nominated by Purchaser (the “Board Representative”) to be elected or appointed to the Board of Directors, subject to satisfaction of all legal and governance requirements regarding service as a director of the Company, which Board Representative shall initially be Peter Raskind.  After such appointment, so long as Purchaser owns the greater of (i) 5% or more of outstanding Common Stock, or (ii) the percentage of outstanding Common Stock calculated by dividing (x) 40% of the number of shares of Common Stock purchased by Purchaser pursuant to this Agreement, by (y) the outstanding Common Stock (in each case, counting as shares of Common Stock owned by Purchaser, all shares of Common Stock into which the Convertible Preferred Stock owned by Purchaser are convertible and as adjusted from time to time for any reorganization, recapitalization, stock dividend, stock split, reverse stock split, or other like changes in the Company’s capitalization), the Company will be required to recommend to its stockholders the election of the Board Representative at the Company’s annual meeting, subject to satisfaction of all legal and governance requirements regarding service as a director of the Company, to the Board of Directors.  If Purchaser no longer holds the minimum number of Securities specified in or calculated by the prior sentence, Purchaser will have no further rights under Sections 4.3(a)through 4.3(d) and, at the written request of the Board of Directors, shall use all reasonable best efforts to cause its Board Representative to resign from the Board of Directors as promptly as possible thereafter.  At the option of the Board Representative, the Board of Directors shall cause the Board Representative to be appointed to certain committees of the Board of Directors, subject to satisfaction of all legal, bank regulatory, securities listing and governance requirements (including the applicable rules of the NASDAQ Stock Market) regarding service as a committee member.

(b)           The Board Representative (including any successor nominee) duly selected in accordance with Section 4.3(a) shall, subject to applicable law, be the Company’s and the Nominating and Governance Committee’s nominee to serve on the Board of Directors.  The Company shall use its reasonable best efforts to have the Board Representative elected as a director of the Company and the Company shall solicit proxies for each such person to the same extent as it does for any of its other nominees to the Board of Directors.

(c)           Subject to Section 4.3(a), the Board Representative shall, subject to satisfaction of all legal, bank regulatory, securities listing and governance requirements (including the applicable rules of the NASDAQ Stock Market), be appointed to two committees of the Company’s Board of Directors identified by Purchaser.  The Board Representative shall not serve as the chairperson of any committee.  Independent directors shall constitute at least fifty percent (50%) of the membership of any committee.

(d)           Subject to Section 4.3(a), Purchaser shall have the power to designate the Board Representative’s replacement upon the death, resignation, retirement, disqualification or removal from office of such director, subject to satisfaction of all legal and governance requirements regarding service as a director of the Company.  The Board of Directors will promptly take all action reasonably required to fill the vacancy resulting therefrom with such person (including such person, subject to applicable law, being the Company’s and the Nominating and Governance Committee’s nominee to serve on the Board of Directors, using all reasonable best efforts to have such person elected as director of the Company and the Company soliciting proxies for such person to the same extent as it does for any of its other nominees to the Board of Directors).

(e)           The Company hereby agrees that, from and after the Closing Date, for so long as Purchaser has the right to nominate a Board Representative pursuant to Section 4.3(a), the Company shall, subject to applicable law, invite a person designated by Purchaser (the “Board Observer”) to attend meetings of the Board of Directors (including any meetings of committees thereof which the Board Representative is a member) in a nonvoting observer capacity.  If Purchaser no longer has the right to nominate a Board Representative, Purchaser shall have no further rights under this Section 4.3(e).

(f)           The Board Representative shall be entitled to the same compensation and same indemnification in connection with his or her role as a director as the other members of the Board of Directors, and each Board Representative shall be entitled to reimbursement for documented, reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors or any committees thereof, to the same extent as the other members of the Board of Directors.  The Company shall notify the Board Representative and Observer of all regular and special meetings of the Board of Directors and shall notify the Board Representative of all regular and special meetings of any committee of the Board of Directors of which the Board Representative is a member.  The Company shall provide the Board Representative and Observer with copies of all notices, minutes, consents and other materials provided to all other members of the Board of Directors concurrently as such materials are provided to the other members.

(g)          The Company acknowledges that the Board Representative (a “Purchaser Indemnitee”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by Purchaser and/or certain of its affiliates (collectively, the “Purchaser Indemnitors”).  The Company hereby agrees (1) that it is the indemnitor of first resort (i.e., its obligations to each Purchaser Indemnitee are primary and any obligation of Purchaser Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any Purchaser Indemnitee are secondary), and (2) that it shall be required to advance the full amount of expenses incurred by each Purchaser Indemnitee and shall be liable for the full amount of all expenses and liabilities, in each case, to the extent legally permitted and as required by the terms of this Agreement and the Articles of Incorporation and Bylaws of the Company (and any other agreement regarding indemnification between the Company and any Purchaser Indemnitee), without regard to any rights a Purchaser Indemnitee may have against any Purchaser Indemnitor.  The Company further agrees that no advancement or payment by any Purchaser Indemnitor on behalf of any Purchaser Indemnitee with respect to any claim for which such Purchaser Indemnitee has sought indemnification from the Company shall affect the foregoing and Purchaser Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Purchaser Indemnitee against the Company.  The Company and each Purchaser Indemnitee agree that Purchaser Indemnitors are express third party beneficiaries of the terms of this Section 4.3(g).

4.4           Legend. (a)  Purchaser agrees that all certificates or other instruments, if any, representing the Securities subject to this Agreement will bear a legend and with respect to Securities held in book-entry form, the transfer agent of the Company will record a legend on the share register substantially to the following effect:

(1)           THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

(2)           THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN AN INVESTMENT AGREEMENT, DATED AS OF MARCH 16, 2011, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER.

This legend in clause (2) will only be on Purchaser Non-Voting Shares.

(b)          The restrictive legend set forth in Section 4.4(a)(1) above shall be removed and the Company shall issue a certificate without such restrictive legend to the holder of the applicable Securities upon which it is stamped or issue to such holder by electronic delivery at the applicable balance account at the Depository Trust Company (“DTC”), if (i) such Securities are registered for resale under the Securities Act, (ii) such Securities are sold or transferred pursuant to Rule 144 (if the transferor is not an Affiliate of the Company), or (iii) such Securities are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such securities and without volume or manner-of-sale restrictions.  Following the earlier of (i) the sale of the Securities pursuant to an effective Shelf Registration Statement or pursuant to Rule 144 or (ii) Rule 144 becoming available for the resale of Securities, without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to the Securities and without volume or manner-of-sale restrictions, the Company shall instruct its transfer agent to remove the legend set forth in Section 4.3(a)(1) above from the Securities and shall cause its counsel to issue any legend removal opinion required by the transfer agent.  Any fees (with respect to the transfer agent, Company counsel or otherwise) associated with the issuance of such opinion or the removal of such legend shall be borne by the Company.  If a legend is no longer required pursuant to the foregoing, the Company will no later than three (3) business days following the delivery by Purchaser to the Company or the transfer agent (with notice to the Company) of a legended certificate or instrument representing such Securities (endorsed or with stock powers attached, signatures guaranteed, and otherwise in form necessary to affect the reissuance and/or transfer) and a representation letter to the extent required, deliver or cause to be delivered to Purchaser a certificate or instrument (as the case may be) representing such Securities that is free from the restrictive legend set forth in Section 4.4(a)(1).  Certificates for Securities free from all restrictive legends may be transmitted by the transfer agent to Purchaser by crediting the account of Purchaser’s prime broker with DTC as directed by such Purchaser. Purchaser acknowledges that the Securities have not been registered under the Securities Act or under any state securities laws and agrees that it will not sell or otherwise dispose of any of the Securities, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws and this Agreement.

4.5           Reservation for Issuance.  The Company will reserve that number of shares of Voting Common Stock and Non-Voting Common Stock sufficient for issuance upon exercise or conversion of Securities owned at any time by Purchaser without regard to any limitation on such conversion; provided that in the case of the Convertible Preferred Stock, the Company will reserve such sufficient number of shares of Voting Common Stock and Non-Voting Common Stock following the approval of the stockholders pursuant to Section 3.1(b).

4.6           Certain Transactions.

(a)           Prior to the Closing, notwithstanding anything in this Agreement to the contrary, the Company shall not directly or indirectly effect or cause to be effected any transaction with a third party that would reasonably be expected to result in a Change in Control unless such third party shall have provided prior assurance in writing to Purchaser (in a form that is reasonably satisfactory to Purchaser) that the terms of this Agreement shall be fully performed (i) by the Company or (ii) by such third party if it is the successor of the Company or if the Company is its direct or indirect Subsidiary. For the avoidance of doubt, it is understood and agreed that, (x) in the event that a Change in Control occurs on or prior to the Closing, Purchaser shall maintain the right under this Agreement to acquire, pursuant to the terms and conditions of this Agreement, the Common Stock and the Convertible Preferred Stock (or such other securities or property (including cash) into which the Common Stock and Convertible Preferred Stock may have become exchangeable as a result of such Change in Control), as if the Closing had occurred immediately prior to such Change in Control and (y) this Section 4.5(a) shall in no way limit the application of Section 1.2(c)(2)(H).

(b)           In the event that, at or prior to Closing, (1) the number of shares of Common Stock or securities convertible or exchangeable into or exercisable for shares of Common Stock issued and outstanding is changed as a result of any reclassification, stock split (including reverse split), stock dividend or distribution (including any dividend or distribution of securities convertible or exchangeable into or exercisable for shares of Common Stock), merger, tender or exchange offer or other similar transaction, or (2) the Company fixes a record date that is at or prior to the applicable Closing Date for the payment of any non-stock dividend or distribution on the Common Stock, then the number of shares of Common Stock to be issued to Purchaser at the Closing under this Agreement, together with the applicable implied per share price, and the initial conversion price for the Convertible Preferred Stock shall be equitably adjusted and/or the shares of Common Stock and Convertible Preferred Stock to be issued to Purchaser at the Closing under this Agreement shall be equitably substituted with shares of other stock or securities or property (including cash), in each case, to provide Purchaser with substantially the same economic benefit from this Agreement as Purchaser had prior to the applicable transaction. Notwithstanding anything in this Agreement to the contrary, in no event shall the Purchase Price or any component thereof, or the aggregate percentage of shares to be purchased by Purchaser or any other person, be changed by the foregoing.

(c)           Notwithstanding anything in the foregoing, the provisions of this Section 4.6 shall not be triggered by the transactions contemplated by Section 1.2(c)(1)(B).

(d)           “Change in Control” means, with respect to the Company, the occurrence of any one of the following events:

(1)           any person is or becomes a Beneficial Owner (other than Purchaser or its Affiliates), directly or indirectly, of 25% or more of the aggregate number of Voting Securities; provided, that the event described in this clause (1) will not be deemed to be a Change in Control by virtue of any holdings or acquisitions: (A) by the Company or any Company Subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Company Subsidiary; provided that such holdings or acquisition by any such plan do not exceed 25% of the then outstanding Voting Securities, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (D) pursuant to a Non-Qualifying Transaction;

(2)           individuals who, on the date of this Agreement, constitute the Board of Directors (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, that any person becoming a director subsequent to the date of this Agreement whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board of Directors (either by a specific vote or by approval by such requisite number of directors of the Company’s proxy statement in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director (except that no individuals who were not directors at any time any agreement or understanding with respect to any Business Combination or contested election is reached shall be treated as Incumbent Directors for purposes of clause (3) below with respect to such Business Combination or this paragraph in the case of a contested election); provided, further, that the Board Representative shall be treated at all times as an Incumbent Director;

(3)           the consummation of a merger, consolidation, share exchange, or similar transaction that requires adoption by the Company’s stockholders (a “Business Combination”), unless immediately following such Business Combination: (x) more than 50% of the total voting power of the corporation resulting from such Business Combination (the “Surviving Corporation”), or, if applicable, the ultimate parent corporation that directly or indirectly has Beneficial Ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Voting Securities that were outstanding immediately before such Business Combination (or, if applicable, is represented by shares into which such Voting Securities were converted pursuant to such Business Combination), and (y) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time the Company’s Board of Directors approved the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (x) and (y) will be deemed a “Non-Qualifying Transaction”);

(4)           the stockholders of the Company approve a plan of liquidation or dissolution or a sale of all of substantially all of the Company’s assets on a consolidated basis; or

(5)           the Company has entered into a definitive agreement, the consummation of which would result in the occurrence of any of the events described in clauses (1) through (4) above.

4.7           Indemnity.  (a)  The Company agrees to indemnify and hold harmless Purchaser and its Affiliates and each of their respective officers, directors, direct and indirect partners, members and employees, and each person who controls Purchaser within the meaning of the Exchange Act and the rules and regulations promulgated thereunder, to the fullest extent permitted by law, from and against any and all actions, suits, claims, proceedings, costs, losses, liabilities, damages, expenses (including reasonable attorneys’ fees and disbursements), amounts paid in settlement and other costs (collectively, “Losses”) arising out of or resulting from (1) any inaccuracy in or breach of the Company’s representations or warranties in this Agreement (other than the Company’s representation in Section 2.2(j)(6) of this Agreement) or (2) the Company’s breach of agreements or covenants made by the Company in this Agreement (other than any Losses attributable to any breach of this Agreement by Purchaser) or (3) any action, suit, claim, proceeding or investigation by any Governmental Entity, stockholder of the Company or any other person (other than the Company) relating to this Agreement or the transactions contemplated by this Agreement.

(b)          Purchaser agrees to indemnify and hold harmless each of the Company and its Affiliates and each of their respective officers, directors, direct and indirect partners, members and employees, and each person who controls the Company within the meaning of the Exchange Act and the rules and regulations promulgated thereunder, to the fullest extent permitted by law, from and against any and all Losses arising out of or resulting from (1) any inaccuracy in or breach of Purchaser’s representations or warranties in this Agreement or (2) Purchaser’s breach of agreements or covenants made by Purchaser in this Agreement (other than any Losses attributable to any breach of this Agreement by the Company).

(c)           A party entitled to indemnification hereunder (each, an “Indemnified Party”) shall give written notice to the party indemnifying it (the “Indemnifying Party”) of any claim with respect to which it seeks indemnification reasonably promptly after the discovery by such Indemnified Party of any matters giving rise to a claim for indemnification; provided that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 4.7 unless and only to the extent that the Indemnifying Party shall have been actually prejudiced by the failure of such Indemnified Party to so notify such party.  Such notice shall describe in reasonable detail such claim to the extent then known by the Indemnified Party.  In case any such action, suit, claim or proceeding is brought against an Indemnified Party, the Indemnified Party shall be entitled to hire its own counsel at the cost and expense of the Indemnifying Party (except that the Indemnifying Party shall only be liable for the legal fees and expenses of one law firm for all Indemnified Parties, taken together with respect to any single action or group of related actions); provided, however, that if (1) the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any and all Losses, and (2) the action, suit, claim or proceeding does not seek any material injunctive or equitable relief or any criminal penalties, then the Indemnifying Party shall be entitled to assume and conduct the defense thereof at its expense and through counsel of its choice reasonably acceptable to the Indemnified Party if it gives notice of its intention to do so to the Indemnified Party within ten business days of the receipt of such notice from the Indemnified Party, and, in such event, the Indemnified Party shall be entitled to hire, at its own expense, separate counsel and participate in the defense thereof; provided, further, that if the counsel to the Indemnified Party advises such Indemnified Party in writing that such claim involves a conflict of interest (other than one of a monetary nature) that would reasonably be expected to make it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party, then the Indemnified Party shall be entitled to retain its own counsel at the cost and expense of the Indemnifying Party (except that the Indemnifying Party shall only be liable for the legal fees and expenses of one law firm for all Indemnified Parties, taken together with respect to any single action or group of related actions).  If the Indemnifying Party assumes the defense of any claim, all Indemnified Parties shall thereafter deliver to the Indemnifying Party copies of all notices and documents (including court papers) received by the Indemnified Party relating to the claim, and each Indemnified Party shall reasonably cooperate in the defense or prosecution of such claim.  Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Indemnifying Party shall not be liable for any settlement of any action, suit, claim or proceeding effected without its written consent; provided, however, that the Indemnifying Party shall not unreasonably withhold or delay its consent.  The Indemnifying Party further agrees that it will not, without the Indemnified Party’s prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened action, suit, claim or proceeding in respect of which indemnification has been sought hereunder unless such settlement or compromise, (A) includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, claim or proceeding, (B) provides solely for the payment of money damages and not any injunctive or equitable relief or criminal penalties, and (C) does not create any financial or other obligation on the part of an Indemnified Party which would not be indemnified in full by the Indemnifying Party.

(d)           For purposes of the indemnity contained in Section 4.7(a)(1) and Section 4.7(b)(1), all qualifications and limitations set forth in the parties’ representations and warranties (other than Section 2.2(k)(3)) as to “materiality,” “Material Adverse Effect” and words of similar import, shall be disregarded in determining whether there shall have been any inaccuracy in or breach of any representations and warranties in this Agreement and shall likewise be disregarded in determining the amount of Losses incurred or resulting in connection therewith.

(e)           Notwithstanding anything to the contrary contained herein, the Company shall not be required to indemnify the Indemnified Parties pursuant to Section 4.7(a)(1) (other than with respect to the representations in Sections 2.2(a), 2.2(b), 2.2(c), 2.2(d), 2.2(n) and 2.2(o)), which shall not be subject to the following limitations), (1) with respect to any claim for indemnification if the amount of Losses with respect to such claim (including all other claims arising out of the same facts and circumstances) are less than $50,000 (any claim involving Losses less than such amount being referred to as a “De Minimis Claim”) and (2) unless and until the aggregate amount of all Losses incurred with respect to all claims (other than De Minimis Claims) pursuant to Section 4.7(a)(1) exceed an amount equal to 1.4% of the Purchase Price (the “Threshold Amount”), in which event the Company shall be responsible for only the amount of such Losses in excess of the Threshold Amount.  Purchaser shall not be required to indemnify the Indemnified Parties pursuant to Section 4.7(b)(1), (A) with respect to any De Minimis Claim and (B) unless and until the aggregate amount of all Losses incurred with respect to all claims (other than De Minimis Claims) pursuant to Section 4.7(b)(1) exceed the Threshold Amount, in which event Purchaser shall be responsible for only the amount of such Losses in excess of the Threshold Amount.  The cumulative indemnification obligation of (1) the Company to Purchaser and all of the Indemnified Parties affiliated with (or whose claims are permitted by virtue of their relationship with) Purchaser or (2) Purchaser to the Company and the Indemnified Parties affiliated with (or whose claims are permitted by virtue of their relationship with the) Company, in each case for inaccuracies in or breaches of representations and warranties, shall in no event exceed the Purchase Price.

(f)           Any claim for indemnification pursuant to this Section 4.7 for breach of any representation or warranty can only be brought on or prior to the date on which such representation or warranty would otherwise expire pursuant to Section 6.1; provided that if notice of a claim for indemnification pursuant to this Section 4.7 for breach of any representation or warranty is brought prior to the end of such period, then the obligation to indemnify in respect of such breach shall survive as to such claim, until such claim has been finally resolved.

(g)          The indemnity provided for in this Section 4.7 shall be the sole and exclusive monetary remedy of Indemnified Parties after the Closing for any inaccuracy of any representation or warranty or any other breach of any covenant or agreement contained in this Agreement; provided that nothing herein shall limit in any way any such party’s remedies in respect of fraud by any other party in connection with the transactions contemplated by this Agreement.  No party to this Agreement (or any of its Affiliates) shall, in any event, be liable or otherwise responsible to any other party (or any of its Affiliates) for any consequential, indirect, incidental or punitive damages of such other party (or any of its Affiliates) arising out of or relating to this Agreement or the performance or breach hereof.  For the purposes of this Section 4.7, a diminution in value of the Securities will not constitute consequential, indirect or incidental damages.

(h)          No investigation of the Company by Purchaser, or by the Company of Purchaser, whether prior to or after the date of this Agreement shall limit any Indemnified Party’s exercise of any right hereunder or be deemed to be a waiver of any such right.

(i)           Any indemnification payments pursuant to this Section 4.7 shall be treated as an adjustment to the Purchase Price for the Securities for U.S. federal income and applicable state and local Tax purposes, unless a different treatment is required by applicable law.

(j)           In the event there is a breach of Section 2.2(j)(6) such that an “ownership change” within the meaning of Section 382 of the Code, in Purchaser’s good faith reasonable judgment, which judgment has been confirmed by a nationally recognized accounting firm selected by Purchaser, has occurred with respect to the Company prior to this Agreement or as a result of the transactions contemplated by this Agreement, including the consummation of the Other Private Placements, then Purchaser shall provide the Company with written notice of such determination; provided, that if the Company determines that there has been an “ownership change” within the meaning of Section 382 of the Code prior to receipt of notice from Purchaser, then the Company shall provide Purchaser with notice within two business days of such determination. Within ten business days of receipt of such notice from Purchaser (or the date of notice from the Company to the Purchaser), the Company shall indemnify Purchaser for the Losses resulting from such breach of Section 2.2(j)(6) by issuing Purchaser 15,517,951 shares of Non-Voting Common Stock (the “Indemnity Shares”).  This indemnification obligation shall survive until 15 calendar days prior to the end of the fiscal quarter following the fiscal quarter in which the Closing occurs (such date, the “Indemnity Survival Date”) and shall not be assignable by operation of law or otherwise; provided, that either the Company or Purchaser, upon written notice to the other party, may, at its option, extend the Indemnity Survival Date for an additional 15 calendar days and the Company and Purchaser, by mutual written agreement, may extend the Indemnity Survival Date for an additional 15 calendar days thereafter.  The Company shall engage KPMG LLP for a minimum period beginning at Closing and ending on the Indemnity Survival Date (as it may be extended by the Company or Purchaser) in order to monitor whether there has been an “ownership change” within the meaning of Section 382 of the Code with respect to the Company and cause KPMG LLP to provide notice to the Company and Purchaser within two business of any determination that an “ownership change” occurred.  The Company shall provide all information it receives with respect to the beneficial ownership of the Company’s outstanding shares of Common Stock and other securities to Purchaser as soon as possible, but in any event, within two business days of receipt.  The issuance of the Indemnity Shares shall be the sole remedy of Purchaser for any breach of Section 2.2(j)(6).

4.8           Exchange Listing.  The Company shall promptly use its reasonable best efforts to cause the shares of Voting Common Stock to be issued pursuant to this Agreement and the shares of Voting Common Stock reserved for issuance pursuant to the conversion of each of the Series F Convertible Preferred Stock and Purchaser Non-Voting Shares to be approved for listing on the NASDAQ Global Select Market, including by submitting prior to the Closing supplemental listing materials with the NASDAQ Global Select Market with respect to the shares of Voting Common Stock to be issued pursuant to this Agreement and the shares of Voting Common Stock reserved for issuance pursuant to the conversion of each of the Series F Convertible Preferred Stock and Purchaser Non-Voting Shares, subject to official notice of issuance (and, in the case of the shares of Voting Common Stock issuable upon conversion of each of Series F Convertible Preferred Stock and Purchaser Non-Voting Shares upon receipt of the approval by the Company’s stockholders of the Stockholder Proposals, as promptly as practicable, and in any event before the Closing if permitted by the rules of the NASDAQ Global Select Market).

4.9           Registration Rights.

(a)           Registration.

(1)           Subject to the terms and conditions of this Agreement, the Company covenants and agrees that, as promptly as practicable following the Closing and in any event, no later than the date that is 90 days following the Closing Date, the Company shall have prepared and filed with the SEC a Shelf Registration Statement covering the resale of all of the Registrable Securities (or, if permitted by the rules of the SEC, otherwise designate an existing Shelf Registration Statement filed with the SEC to cover the Registrable Securities), and, to the extent the Shelf Registration Statement has not theretofore been declared effective or is not automatically effective upon such filing, the Company shall use reasonable best efforts to cause such Shelf Registration Statement to be declared or become effective as soon as practicable (and in any event not later than the Effectiveness Deadline) and to keep such Shelf Registration Statement continuously effective and in compliance with the Securities Act and usable for resale of such Registrable Securities for a period from the date of its initial effectiveness until such time as there are no Registrable Securities remaining (including by refiling such Shelf Registration Statement (or a new Shelf Registration Statement) if the initial Shelf Registration Statement expires).  If the Company is a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) at the time of filing of the Shelf Registration Statement with the SEC, such Shelf Registration Statement shall be designated by the Company as an automatic Shelf Registration Statement.  Notwithstanding the registration obligations set forth in this Section 4.9(a)(1), in the event the SEC informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (i) inform each of the Holders thereof and use its commercially reasonable efforts to file amendments to the initial Shelf Registration Statement as required by the SEC and/or (ii) withdraw the initial Shelf Registration Statement and file a new Shelf Registration Statement, in either case covering the maximum number of Registrable Securities permitted to be registered by the SEC, on such form available to the Company to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or new Shelf Registration Statement, the Company shall be obligated to use its reasonable best efforts to advocate with the SEC for the registration of all of the Registrable Securities in accordance with the applicable SEC guidance, including without limitation, Compliance and Disclosure Interpretation 612.09.  Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities or other shares of Common Stock permitted to be registered on a particular Shelf Registration Statement as a secondary offering (and notwithstanding that the Company used diligent efforts to advocate with the SEC for the registration of all or a greater number of Registrable Securities), the number of Registrable Securities or other shares of Common Stock to be registered on such Shelf Registration Statement will be reduced as follows: first, the Company shall reduce or eliminate the shares of Common Stock to be included by any person other than a Holder; second, the Company shall reduce or eliminate any shares of Common Stock to be included by any Affiliate (which shall not include Purchaser or its Affiliates) of the Company; and third, the Company shall reduce the number of Registrable Securities to be included by all Holders on a pro rata basis based on the total number of unregistered Registrable Securities held by such Holders, subject to a determination by the SEC that certain Holders must be reduced before other Holders based on the number of Registrable Securities held by such Holders.  In the event the Company amends the initial Shelf Registration Statement or files a new Shelf Registration Statement, as the case may be, under clauses (i) or (ii) above, the Company will use its commercially reasonable efforts to file with the SEC, as promptly as allowed by the SEC or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on such form available to the Company to register for resale those Registrable Securities that were not registered for resale on the initial Shelf Registration Statement, as amended, or the new Shelf Registration Statement. No Holder shall be named as an “underwriter” in any Registration Statement without such Holder’s prior written consent.

(2)           Beginning on the Effectiveness Deadline, Purchaser shall have the right, by written notice (the “Demand Notice”) given to the Company, to request, at any time and from time to time during such periods when a Shelf Registration Statement or Shelf Registration Statements covering all of Purchaser’s Registrable Securities is or are not existing and effective, that the Company register under and in accordance with the provisions of the Securities Act all or any portion of the Registrable Securities designated by Purchaser.  The Company, within 45 days of the date on which the Company receives such Demand Notice, shall file with the SEC, and the Company shall thereafter use its reasonable best efforts to cause to be declared effective as promptly as practicable, a registration statement on the appropriate form for the registration and sale as shall be selected by the Company and as shall be reasonably acceptable to Purchaser, in accordance with the intended method or methods of distribution (which may be by an underwritten offering), of the total number of Registrable Securities specified by Purchaser in such Demand Notice (a “Demand Registration Statement”). If Purchaser intends to distribute any Registrable Securities by means of an underwritten offering, Purchaser shall promptly so advise the Company and the Company shall take all reasonable steps to facilitate such distribution, including the actions required pursuant to the other provisions of this Section 4.9. The managing underwriters in any such distribution shall be selected by Purchaser.  Any Demand Registration Statement may, at the request of Purchaser, be a “shelf” registration pursuant to Rule 415, if available.

(3)           The Company shall use reasonable best efforts to keep each Demand Registration Statement filed pursuant to Section 4.9(a)(2) continuously effective and usable for the resale of the Registrable Securities covered thereby for a period of one hundred eighty (180) days from the date on which the SEC declares such Demand Registration Statement effective, as such period may be extended pursuant to this paragraph.  The time period for which the Company is required to maintain the effectiveness of any Demand Registration Statement shall be extended by the aggregate number of days of all suspension periods occurring with respect to such Demand Registration Statement.

(4)           The Company shall be entitled to suspend the use of any effective Demand Registration Statement under the circumstances set forth in this Section 4.9.  For the avoidance of doubt, the rights provided to Purchaser to effect a Demand Registration shall not be exercisable until the Effectiveness Deadline.

(5)           Any registration pursuant to this Section 4.9(a) (other than a Demand Registration) shall be effected by means of a shelf registration under the Securities Act (a “Shelf Registration Statement”) in accordance with the methods and distribution set forth in the Shelf Registration Statement and Rule 415 under the Securities Act.  If Purchaser or any other holder of Registrable Securities to whom the registration rights conferred by this Agreement have been transferred in compliance with this Agreement intends to distribute any Registrable Securities by means of an underwritten offering it shall promptly so advise the Company and the Company shall take all reasonable steps to facilitate such distribution, including the actions required pursuant to Section 4.9(c).  The lead underwriters in any such distribution shall be selected by the holders of a majority of the Registrable Securities to be distributed.

(6)           Whenever the Company proposes to register any of its securities, whether or not for its own account and including in connection with a Demand Registration, other than a registration pursuant to Section 4.9(a)(1) or a Special Registration, and the registration form to be filed may be used for the registration or qualification for distribution of Registrable Securities, the Company will give prompt written notice to Purchaser and all other Holders of its intention to effect such a registration (but in no event less than ten days prior to the anticipated filing date) and will include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within ten business days after the date of the Company’s notice (a “Piggyback Registration”).  Any such person that has made such a written request may withdraw its Registrable Securities from such Piggyback Registration by giving written notice to the Company and the managing underwriter, if any, on or before the tenth business day prior to the planned effective date of such Piggyback Registration.  The Company may terminate or withdraw any registration under this Section 4.9(a)(6) prior to the effectiveness of such registration, whether or not Purchaser or any other Holders have elected to include Registrable Securities in such registration.

(7)           If the registration referred to in Section 4.9(a)(6) is proposed to be underwritten, the Company will so advise Purchaser and all other Holders as a part of the written notice given pursuant to Section 4.9(a)(6).  In such event, the right of Purchaser and all other Holders to registration pursuant to this Section 4.9(a)will be conditioned upon such persons’ participation in such underwriting and the inclusion of such person’s Registrable Securities in the underwriting, and each such person will (together with the Company and the other persons distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company.  If any participating person disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, the managing underwriter and Purchaser (if Purchaser is participating in the underwriting).

(8)           If a Piggyback Registration relates to an underwritten primary offering on behalf of the Company, and the managing underwriters advise the Company that in their reasonable opinion the number of securities requested to be included in such registration exceeds the number which can be sold without adversely affecting the marketability of such offering (including an adverse effect on the per share offering price), the Company will include in such registration or prospectus only such number of securities that in the reasonable opinion of such underwriters can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), which securities will be so included in the following order of priority: (i) first, the securities the Company proposes to sell, (ii) second, Registrable Securities of Purchaser and all other Holders who have requested registration of Registrable Securities, pro rata on the basis of the aggregate number of such securities or shares owned by each such person and (iii) third, any other securities of the Company that have been requested to be so included, subject to the terms of this Agreement.

(9)           In the event that Form S−3 is not available for the registration of the resale of Registrable Securities under Section 4.9(a)(1), the Company shall (i) register the resale of the Registrable Securities on another appropriate form, including, without limitation, Form S−1 and (ii) undertake to register the Registrable Securities on Form S−3 promptly after such form is available, provided that the Company shall maintain the effectiveness of the Shelf Registration Statement then in effect until such time as a Shelf Registration Statement on Form S−3 covering the Registrable Securities has been declared effective by the SEC.

(b)           Expenses of Registration.  All Registration Expenses incurred in connection with any registration, qualification or compliance hereunder shall be borne by the Company.  All Selling Expenses incurred in connection with any registrations hereunder shall be borne by the holders of the securities selling in such registration pro rata on the basis of the aggregate number of securities or shares being sold.

(c)           Obligations of the Company.  The Company shall use its reasonable best efforts for so long as there are Registrable Securities outstanding, to take such actions as are under its control to not become an ineligible issuer (as defined in Rule 405 under the Securities Act)).  In addition, whenever required to effect the registration of any Registrable Securities or facilitate the distribution of Registrable Securities pursuant to an effective registration statement, the Company shall, as expeditiously as reasonably practicable:

(1)           By 9:30 a.m. New York City time on the first business day after the Effective Date of a Shelf Registration Statement, file a final prospectus with the SEC, as required by Rule 424(b) under the Securities Act.

(2)           Provide to each Holder a copy of any disclosure regarding the plan of distribution or the selling Holders, in each case, with respect to such Holder, at least three (3) business days in advance of any filing with the SEC of any registration statement or any amendment or supplement thereto that amends such information.

(3)           Prepare and file with the SEC a prospectus supplement with respect to a proposed offering of Registrable Securities pursuant to an effective registration statement and, subject to Section 4.9(d), keep such registration statement effective or such prospectus supplement current.

(4)           Prepare and file with the SEC such amendments and supplements to the applicable registration statement and the prospectus or prospectus supplement used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(5)           Furnish to the Holders and any underwriters such number of copies of the applicable registration statement and each such amendment and supplement thereto (including in each case all exhibits) and of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned or to be distributed by them.

(6)           Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders or any managing underwriter(s), to keep such registration or qualification in effect for so long as such registration statement remains in effect, and to take any other action which may be reasonably necessary to enable such seller to consummate the disposition in such jurisdictions of the securities owned by such Holder; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(7)           Notify each Holder at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the applicable prospectus, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing (which notice shall not contain any material non-public information).

(8)          Within one business day after such event, give written notice to the Holders (which notice shall not contain any material non-public information):

(A)           when any registration statement filed pursuant to Section 4.9(a) or any amendment thereto has been filed with the SEC and when such registration statement or any post-effective amendment thereto has become effective;

(B)           of any request by the SEC for amendments or supplements to any registration statement or the prospectus included therein or for additional information;

(C)           of the issuance by the SEC of any stop order suspending the effectiveness of any registration statement or the initiation of any proceedings for that purpose;

(D)           of the receipt by the Company or its legal counsel of any notification with respect to the suspension of the qualification of the Common Stock for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(E)           of the happening of any event that requires the Company to make changes in any effective registration statement or the prospectus related to the registration statement in order to make the statements therein not misleading (which notice shall be accompanied by an instruction to suspend the use of the prospectus until the requisite changes have been made); and

(F)           if at any time the representations and warranties of the Company contained in any underwriting agreement contemplated by Section 4.9(c)(12) cease to be true and correct.

(9)           Use its reasonable best efforts to prevent the issuance or obtain the withdrawal of any order suspending the effectiveness of any registration statement referred to in Section 4.9(c)(8)(C) at the earliest practicable time.

(10)           Upon the occurrence of any event contemplated by Section 4.9(c)(7) or 4.9(c)(8)(E), promptly prepare a post-effective amendment to such registration statement or a supplement to the related prospectus or file any other required document so that, as thereafter delivered to the Holders and any underwriters, the prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  If the Company notifies the Holders in accordance with Section 4.9(c)(8)(E) to suspend the use of the prospectus until the requisite changes to the prospectus have been made, then the Holders and any underwriters shall suspend use of such prospectus and use their reasonable best efforts to return to the Company all copies of such prospectus (at the Company’s expense) other than permanent file copies then in such Holder’s or underwriter’s possession.  The total number of days that any such suspension may be in effect in any 180 day period shall not exceed 30 days.

(11)           Use reasonable best efforts to procure the cooperation of the Company’s transfer agent in settling any offering or sale of Registrable Securities, including with respect to the transfer of physical stock certificates into book-entry form in accordance with any procedures reasonably requested by the Holders or any managing underwriter(s).

(12)           In the event of an underwritten offering, enter into an underwriting agreement in customary form, scope and substance and take all such other actions reasonably requested by the Holders of a majority of the Registrable Securities being sold in connection therewith or by the managing underwriter(s), if any, to expedite or facilitate the underwritten disposition of such Registrable Securities, and in connection therewith in any underwritten offering (including making members of management and executives of the Company available to participate in “road show”, similar sales events and other marketing activities), (i) make such representations and warranties to the Holders that are selling stockholders and the managing underwriter(s), if any, with respect to the business of the Company and its subsidiaries, and the registration statement, prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in customary form, substance and scope, and, if true, confirm the same if and when requested, (ii) use its reasonable best efforts to furnish underwriters opinions of counsel to the Company, addressed to the managing underwriter(s), if any, covering the matters customarily covered in such opinions requested in underwritten offerings, (iii) use its reasonable best efforts to obtain “cold comfort” letters from the independent certified public accountants of the Company (and, if necessary, any other independent certified public accountants of any business acquired by the Company for which financial statements and financial data are included in the registration statement) who have certified the financial statements included in such registration statement, addressed to each of the managing underwriter(s), if any, such letters to be in customary form and covering matters of the type customarily covered in “cold comfort” letters, (iv) if an underwriting agreement is entered into, the same shall contain indemnification provisions and procedures customary in underwritten offerings, and (v) deliver such documents and certificates as may be reasonably requested by the Holders of a majority of the Registrable Securities being sold in connection therewith, their counsel and the managing underwriter(s), if any, to evidence the continued validity of the representations and warranties made pursuant to clause (i) above and to evidence compliance with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company.

(13)           Make available for inspection by a representative of Holders that are selling stockholders, the managing underwriter(s), if any, and any attorneys or accountants retained by such Holders or managing underwriter(s), at the offices where normally kept, during reasonable business hours, financial and other records, pertinent corporate documents and properties of the Company, and cause the officers, directors and employees of the Company to supply all information in each case reasonably requested by any such representative, managing underwriter(s), attorney or accountant in connection with such registration statement.

(14)           Cause all such Registrable Securities (other than Convertible Preferred Stock and Non-Voting Common Stock) to be listed on each securities exchange on which similar securities issued by the Company are then listed or, if no similar securities issued by the Company are then listed on any securities exchange, use its reasonable best efforts to cause all such Registrable Securities (other than Convertible Preferred Stock and Non-Voting Common Stock) to be listed on the New York Stock Exchange or the NASDAQ Global Select Market, as determined by the Company.

(15)           If requested by Holders of a majority of the Registrable Securities being registered and/or sold in connection therewith, or the managing underwriter(s), if any, promptly include in a prospectus supplement or amendment such information as the Holders of a majority of the Registrable Securities being registered and/or sold in connection therewith or managing underwriter(s), if any, may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such prospectus supplement or such amendment as soon as practicable after the Company has received such request.

(16)           Timely provide to its securityholders earnings statements satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

(d)           Suspension of Sales.  Upon receipt of written notice from the Company that a registration statement, prospectus or prospectus supplement contains or may contain an untrue statement of a material fact or omits or may omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or that circumstances exist that make inadvisable use of such registration statement, prospectus or prospectus supplement, Purchaser and each other Holder shall forthwith discontinue disposition of Registrable Securities pursuant to such registration statement until such Holder has received copies of a supplemented or amended prospectus or prospectus supplement, or until such Holder is advised in writing by the Company that the use of the prospectus and, if applicable, prospectus supplement may be resumed.  The total number of days that any such suspension may be in effect in any 180 day period shall not exceed 30 days and the aggregate of all Suspension Periods during any 365 day period shall not exceed an aggregate of 60 days.

(e)           Termination of Registration Rights.  A Holder’s registration rights as to any securities held by such Holder (and its Affiliates, partners, members and former members) shall not be available unless such securities are Registrable Securities.

(f)            Furnishing Information.

(1)           Neither Purchaser nor any Holder shall use any free writing prospectus (as defined in Rule 405) in connection with the sale of Registrable Securities without the prior written consent of the Company.

(2)           It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 4.9(c)that Purchaser and/or the selling Holders and the underwriters, if any, shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registered offering of their Registrable Securities.

(g)           Indemnification.

(1)           The Company agrees to indemnify each Holder and, if a Holder is a person other than an individual, such Holder’s officers, directors, employees, agents, representatives and Affiliates, and each person, if any, that controls a Holder within the meaning of the Securities Act (each, an “Indemnitee”), against any and all losses, claims, damages, actions, liabilities, costs and expenses (including reasonable fees, expenses and disbursements of attorneys and other professionals incurred in connection with investigating, defending, settling, compromising or paying any such losses, claims, damages, actions, liabilities, costs and expenses), joint or several, arising out of or based upon any untrue statement or alleged untrue statement of material fact contained in any registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto or any documents incorporated therein by reference or contained in any free writing prospectus (as such term is defined in Rule 405) prepared by the Company or authorized by it in writing for use by such Holder (or any amendment or supplement thereto); or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that the Company shall not be liable to such Indemnitee in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon (i) an untrue statement or omission made in such registration statement, including any such preliminary prospectus or final prospectus contained therein or any such amendments or supplements thereto or contained in any free writing prospectus (as such term is defined in Rule 405) prepared by the Company or authorized by it in writing for use by such Holder (or any amendment or supplement thereto), in reliance upon and in conformity with information regarding such Indemnitee or its plan of distribution or ownership interests which was furnished in writing to the Company by such Indemnitee expressly for use in connection with such registration statement, including any such preliminary prospectus or final prospectus contained therein or any such amendments or supplements thereto, or (ii)  offers or sales effected by or on behalf of such Indemnitee “by means of” (as defined in Rule 159A) a “free writing prospectus” (as defined in Rule 405) that was not authorized in writing by the Company. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an Indemnitee and shall survive the transfer of the Registrable Securities by the Holders.

(2)           If the indemnification provided for in Section 4.9(g)(1) is unavailable to an Indemnitee with respect to any losses, claims, damages, actions, liabilities, costs or expenses referred to therein or is insufficient to hold the Indemnitee harmless as contemplated therein, then the Company, in lieu of indemnifying such Indemnitee, shall contribute to the amount paid or payable by such Indemnitee as a result of such losses, claims, damages, actions, liabilities, costs or expenses in such proportion as is appropriate to reflect the relative fault of the Indemnitee, on the one hand, and the Company, on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages, actions, liabilities, costs or expenses as well as any other relevant equitable considerations.  The relative fault of the Company, on the one hand, and of the Indemnitee, on the other hand, shall be determined by reference to, among other factors, whether the untrue statement of a material fact or omission to state a material fact relates to information supplied by the Company or by the Indemnitee and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission;  the Company and each Holder agree that it would not be just and equitable if contribution pursuant to this Section 4.9(g)(2) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 4.9(g)(1).  No Indemnitee guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from the Company if the Company was not guilty of such fraudulent misrepresentation.

(3)           The indemnity and contribution agreements contained in this Section 4.9(g) are in addition to any liability that the Company may have to the Indemnitees and are not in diminution or limitation of the indemnification provisions under Section 4.7 of this Agreement.

(h)           Assignment of Registration Rights.  The rights of Purchaser to registration of Registrable Securities pursuant to Section 4.9(a) may be assigned by Purchaser to a transferee or assignee of Registrable Securities provided, that (i) such transferee or assignee has received no less than (A) $3,000,000 in Registrable Securities or (B) all of Purchaser’s Registrable Securities then held and (ii) such transfer is permitted under the terms of this Agreement; provided, however, that the Company shall have no obligations with respect to such transferee or assignee until such time as Purchaser or such transferee or assignee shall have furnished to the Company written notice of the name and address of such transferee or assignee and the number and type of Registrable Securities that were assigned.

(i)            Holdback. With respect to any underwritten offering of Registrable Securities by Purchaser or other Holders pursuant to this Section 4.9, the Company agrees not to effect (other than pursuant to such registration or pursuant to a Special Registration) any public sale or distribution, or to file any registration statement (other than such registration or a Special Registration) covering any of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the period not to exceed ten days prior and 90 days following the effective date of such offering, or such longer period up to 90 days as may be requested by the managing underwriter.  The Company also agrees to cause each of its directors and senior executive officers to execute and deliver customary lock-up agreements in such form and for such time period up to 90 days as may be requested by the managing underwriter.  “Special Registration” means the registration of (i) equity securities and/or options or other rights in respect thereof solely registered on Form S-4 or Form S-8 (or successor form) or (ii) shares of equity securities and/or options or other rights in respect thereof to be offered to directors, members of management, employees, consultants, customers, lenders or vendors of the Company or the Company Subsidiaries or in connection with dividend reinvestment plans.

(j)            Rule 144 Reporting.  With a view to making available to Purchaser and Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its reasonable best efforts to:

(1)          make and keep adequate and current public information available, as those terms are understood and defined in Rule 144(c)(1) or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of this Agreement;

(2)          file with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act;

(3)          so long as Purchaser or any other Holder owns any Registrable Securities, furnish to Purchaser or such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of Rule 144 under the Securities Act, and of the Exchange Act; a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as Purchaser or such Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration; and

(4)          to take such further action as Purchaser or any other Holder may reasonably request, all to the extent required from time to time to enable Purchaser or such Holder to sell Registrable Securities without registration under the Securities Act

(k)          As used in this Section 4.9, the following terms shall have the following respective meanings:

(1)           “Effective Date” means the date that the Shelf Registration Statement filed pursuant to Section 4.9(a)(1) is first declared effective by the SEC.

(2)           “Effectiveness Deadline” means, with respect to the initial Shelf Registration Statement required to be filed pursuant to Section 4.9(a), the earlier of (i) the 180th calendar day following the Closing Date and (ii) the 10th business day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that such Shelf Registration Statement will not be “reviewed” or will not be subject to further review; provided, that if the Effectiveness Deadline falls on a Saturday, Sunday or other day that the SEC is closed for business, the Effectiveness Deadline shall be extended to the next business day on which the SEC is open for business.

(3)           “Holder” means Purchaser or any Additional Investor and any other holder of Registrable Securities to whom the registration rights conferred by this Agreement or any Additional Agreement have been transferred in compliance with Section 4.9(h) hereof or similar provisions thereof, respectively.

(4)           “Holders’ Counsel” means one counsel for the selling Holders chosen by Holders holding a majority interest in the Registrable Securities being registered.

(5)           “Register,” “registered,” and “registration” shall refer to a registration effected by preparing and (a) filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of effectiveness of such registration statement or (b) filing a prospectus and/or prospectus supplement in respect of an appropriate effective registration statement.

(6)           “Registrable Securities” means the Securities and any additional shares of Common Stock or Convertible Preferred Stock that may be issued from time to time pursuant to this Agreement, including any securities purchased pursuant to Section 4.11 and the Indemnity Shares and any shares of Voting Common Stock issued upon conversion of such securities and the Indemnity Shares (collectively, “Additional Securities”) (and any shares of capital stock or other equity interests issued or issuable to any Holder with respect to such Securities or Additional Securities by way of stock dividends or stock splits or in connection with a combination of shares, recapitalization, merger or other reorganization), provided that, once issued, such Securities or Additional Securities will not be Registrable Securities when (i) they are sold pursuant to an effective registration statement under the Securities Act, (ii) they may be immediately sold pursuant to Rule 144 without limitation thereunder on volume or manner of sale and without requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), but only if such Holder at such time holds less than 25% of the shares of Common Stock acquired by Purchaser in connection with the transactions contemplated by this Agreement (including for this purpose (i) shares of Voting Common Stock issuable upon conversion of the Series D Convertible Preferred Stock and (ii) shares of Non-Voting Common Stock issuable upon conversion of the Series E Convertible Preferred Stock, as adjusted from time to time for any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other like changes in the Company’s capitalization), (iii) they shall have ceased to be outstanding or (iv) they have been sold in a private transaction in which the transferor’s rights under this Section 4.9 are not assigned to the transferee of the securities.  No Registrable Securities may be registered under more than one registration statement at any one time.

(7)           “Registration Expenses” mean all expenses incurred by the Company in effecting any registration pursuant to this Agreement (whether or not any registration or prospectus becomes effective or final) or otherwise complying with its obligations under this Section 4.9, including all registration, filing and listing fees, printing expenses, fees and disbursements of counsel for the Company, blue sky fees and expenses, expenses incurred in connection with any “road show”, the reasonable fees and disbursements of Holders’ Counsel, and expenses of the Company’s independent accountants in connection with any regular or special reviews or audits incident to or required by any such registration, but shall not include Selling Expenses and the compensation of regular employees of the Company, which shall be paid in any event by the Company.

(8)           “Rule 144”, “Rule 158” “Rule 159A”, “Rule 405” and “Rule 415” mean, in each case, such rule promulgated under the Securities Act (or any successor provision), as the same shall be amended from time to time.

(9)           “Selling Expenses” mean all discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder (other than the fees and disbursements of Holders’ Counsel included in Registration Expenses).

(l)            No Inconsistent Agreements.  The Company shall not, on or after the date of this Agreement, enter into any agreement with respect to its securities that may impair the rights granted to Purchaser and the Holders under this Section 4.9 or that otherwise conflicts with the provisions hereof in any manner that may impair the rights granted to Purchaser and the Holders under this Section 4.9, provided, that the parties acknowledge and agree that the Additional Agreements do not and will not constitute such an agreement.  In the event the Company has, prior to the date of this Agreement, entered into any agreement with respect to its securities that is inconsistent with the rights granted to Purchaser and the Holders under this Section 4.9 (including agreements that are inconsistent with the order of priority contemplated by Section 4.9(a)(8)) or that may otherwise conflict with the provisions hereof, the Company shall use its reasonable best efforts to amend such agreements to ensure they are consistent with the provisions of this Section 4.9.

(m)          Certain Offerings by the Investor.  In the case of any securities held by Purchaser that cease to be Registrable Securities solely by reason of clause (ii) in the definition of  “Registrable Securities,” the provisions of Sections 4.9(a)(5), clauses (6) and (11)-(14) of Section 4.9(c), Section 4.9(g) and Section 4.9(i) shall continue to apply until such securities otherwise cease to be Registrable Securities.  In any such case, an “underwritten” offering or other disposition shall include any distribution of such securities on behalf of a Holder by one or more broker-dealers, an “underwriting agreement” shall include any purchase agreement entered into by such broker-dealers, and any “registration statement” or “prospectus” shall include any offering document approved by the Company and used in connection with such distribution.

4.10          Articles of Amendment.  In connection with the Closing, the Company shall file the Preferred Stock Certificates of Designations for the Convertible Preferred Stock in the form attached to this Agreement as Exhibit A and Exhibit B in the State of Georgia, and such Preferred Stock Certificates of Designations shall continue to be in full force and effect as of the Closing Date.

4.11          Subscription Rights.

(a)           Sale of New Securities. Purchaser shall have the right to, or shall at any time and from time to time, appoint an Affiliate of Purchaser (who may or may not be a stockholder of the Company) that agrees in writing for the benefit of the Company to be bound by the terms of this Agreement (any such Affiliate shall be included in the term “Purchaser”), to exercise the subscription rights set forth in this Section 4.11 (Purchaser or such Affiliate, a “Subscription Entity”).  If at any time beginning on the Closing Date and ending on the later of (A) the third anniversary of the Closing Date and (B) the date on which the Company redeems all of the outstanding Series B Preferred Stock and cancels the Company Warrant granted to the U.S. Treasury Department to purchase 1,099,542 shares of the Company’s Voting Common Stock, for as long as Purchaser owns Securities representing one percent (1%) or more of the outstanding Common Stock ((x) counting as shares of Common Stock owned by Purchaser and outstanding, all shares of Common Stock into which the Convertible Preferred Stock owned by Purchaser are convertible and (y) excluding all Common Stock issued by the Company after the Closing Date other than as contemplated by this Agreement and the Securities) (before giving effect to any issuances triggering the provisions of this Section 4.11), the Company at any time or from time to time makes any public or non-public offering of any equity (including Common Stock, Company Preferred Stock and restricted stock), or any securities, options or debt that are convertible or exchangeable into equity or that include an equity component (such as an “equity kicker”) (including any hybrid security) (any such security a “New Security”) (other than (1) pursuant to the granting or exercise of employee stock options or other equity incentives to employees or directors pursuant to the Company’s stock incentive plans or the issuance of stock pursuant to any employee stock purchase plan, in each case in the ordinary course of equity compensation awards and to the extent approved by the Board of Directors, (2) issuances for the purpose of consideration in acquisition transactions Previously Disclosed to Purchaser, (3) issuances of any securities issued as a result of a stock split, stock dividend, reclassification or reorganization or similar event, but solely to the extent such issuance is (A) made to all holders of Common Stock and (B) results in an adjustment to the conversion price of the Convertible Preferred Stock, (4) issuances of shares of Common Stock issued upon conversion of, or as a dividend on, the Convertible Preferred Stock, (5) issuances of shares of Common Stock issued upon conversion of, or as a dividend on, any convertible securities of the Company issued prior to the date hereof and (6) for consideration in connection with any bona fide, arm’s length direct or indirect merger or acquisition), the Subscription Entity shall be afforded the opportunity to acquire from the Company for the same price (net of any underwriting discounts or sales commissions) and on the same terms (except that the Subscription Entity may elect to receive such securities in non-voting form) as such securities are proposed to be offered to others, up to the amount of New Securities in the aggregate required to enable it to maintain its proportionate Common Stock-equivalent interest in the Company; provided that Purchaser shall not be entitled to acquire securities pursuant to this Section 4.11 if such acquisition would cause or would result in Purchaser and its Affiliates, collectively, being deemed to own, control or have the power to vote, for purposes of the BHC Act or the CIBC Act and any rules and regulations promulgated thereunder, 25% or more of any class of “voting securities” (as defined in the BHC Act and any rules or regulations promulgated thereunder) of the Company outstanding at such time (it being understood, for the avoidance of doubt, that no security shall be included in any such percentage calculation to the extent it cannot by its terms be converted into or exercisable for voting securities by the Subscription Entity or its Affiliates).  Subject to the foregoing proviso, the amount of New Securities that the Subscription Entity shall be entitled to purchase in the aggregate shall be determined by multiplying (x) the total number of such offered shares of New Securities by (y) a fraction, the numerator of which is the number of shares of Common Stock held by Purchaser plus the number of shares of Common Stock represented by the Convertible Preferred Stock held by Purchaser on an as converted basis, as of such date, and the denominator of which is the number of shares of Common Stock then outstanding plus the number of shares of Common Stock represented by all then outstanding shares of Convertible Preferred Stock on an as converted basis, as of such date.  For the avoidance of doubt, to the extent that the Company complies with its obligations pursuant to this Section 4.11 with respect to any securities that are convertible or exchangeable into (or exercisable for) Common Stock, the Subscription Entity shall not have an additional right to purchase pursuant to this Section 4.11 additional securities as a result of the issuance of New Securities upon the conversion, exchange or exercise of such earlier issued securities (whether or not Purchaser exercised its right to purchase such earlier issued securities).

(b)           Notice. In the event the Company proposes to offer New Securities, it shall give the Subscription Entity written notice of its intention, describing the price (or range of prices), anticipated amount of securities, timing and other terms upon which the Company proposes to offer the same (including, in the case of a registered public offering and to the extent possible, a copy of the prospectus included in the registration statement filed with respect to such offering) no later than five business days, as the case may be, after the initial filing of a registration statement with the SEC with respect to an underwritten public offering, after the commencement of marketing with respect to a Rule 144A offering or after the Company proposes to pursue any other offering; provided that for purposes of this Section 4.11, in addition to providing notice to the Subscription Entity in accordance with Section 6.7, the Company shall use its reasonable best efforts to effect actual notice of the Subscription Entity as promptly as practicable, including via telephone and/or electronic mail.  The Company may provide such notice to the Subscription Entity on a confidential basis prior to public disclosure of such offering.  The Subscription Entity shall have ten business days from the date of receipt of such notice to notify the Company in writing whether it will exercise such subscription rights and as to the amount of New Securities Purchaser desires to purchase, up to the maximum amount calculated pursuant to Section 4.11(a).  Such notice shall constitute a binding commitment by the Subscription Entity to purchase the amount of New Securities so specified at the price and other terms set forth in the Company’s notice to it and subject to other customary closing conditions.  The failure of Purchaser to respond within such ten business day period shall be deemed to be a waiver of Purchaser’s rights under this Section 4.11 only with respect to the offering described in the applicable notice.

(c)           Purchase Mechanism. If the Subscription Entity exercises its subscription rights provided in this Section 4.11, the closing of the purchase of the New Securities with respect to which such right has been exercised shall take place within 30 days after the giving of notice of such exercise, which period of time shall be extended for a maximum of 120 days in order to comply with applicable laws and regulations (including receipt of any applicable regulatory or stockholder approvals).  Each of the Company and the Subscription Entity agrees to use its commercially reasonable efforts to secure any regulatory or stockholder approvals or other consents, and to comply with any law or regulation necessary in connection with the offer, sale and purchase of such New Securities, including calling a meeting of the Company’s stockholders to vote on any matters requiring stockholder approval in connection with the offer, sale and purchase of such New Securities (the “Subscription Proposals”), recommending to the Company’s stockholders that such stockholders vote in favor of any Subscription Proposals and soliciting proxies for approval of any Subscription Proposals.

(d)           Failure to Purchase. In the event the Subscription Entity fails to exercise its subscription rights provided in this Section 4.11 within said ten business day period, or, if so exercised, the Subscription Entity is unable to consummate such purchase within the time period specified in Section 4.11(c) above for any reason, the Company shall thereafter be entitled during the period of 60 days following the conclusion of the applicable period to sell or enter into an agreement (pursuant to which the sale of the New Securities covered thereby shall be consummated, if at all, within 30 days from the date of said agreement) to sell the New Securities not elected to be purchased pursuant to this Section 4.11 or which the Subscription Entity does not or is unable to purchase, at a price and upon terms no more favorable to Purchasers of such securities than were specified in the Company’s notice to the Subscription Entity.  Notwithstanding the foregoing, if such sale is subject to the receipt of any regulatory or stockholder approval or consent or the expiration of any waiting period, the time period during which such sale may be consummated shall be extended until the expiration of five business days after all such approvals or consents have been obtained or waiting periods expired, but in no event shall such time period exceed 120 days from the date of the applicable agreement with respect to such sale.  In the event the Company has not sold the New Securities or entered into an agreement to sell the New Securities within said 60-day period (or sold and issued New Securities in accordance with the foregoing within 30 days from the date of said agreement (as such period may be extended in the manner described above for a period not to exceed 180 days from the date of said agreement)), the Company shall not thereafter offer, issue or sell such New Securities without first offering such securities to the Subscription Entity in the manner provided above.

(e)           Non-Cash Consideration. In the case of the offering of securities for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors; provided, however, that such fair value as determined by the Board of Directors shall not exceed the aggregate market price of the securities being offered as of the date the Board of Directors authorizes the offering of such securities.

(f)            Cooperation. The Company and Purchaser shall cooperate in good faith to facilitate the exercise of Purchaser’s rights pursuant to this Section 4.11, including securing any required approvals or consents.

(g)           Exception to Time Periods. Notwithstanding the foregoing provisions of this Section 4.11, in the event that New Securities are to be offered or issued by the Company at the written direction of the applicable federal banking regulator of the Company or the Bank, the Company may proceed to complete such issuance prior to the expiration of such time periods, so long as provision is made in such issuance such that subsequent to the time periods set forth in Section 4.11(b) and Section 4.11(c) either (i) purchaser(s) of such New Securities will be obligated to transfer that portion of such New Securities to any Subscription Entity properly electing to participate in such issuance pursuant to this Section 4.11sufficient to satisfy the terms of this Section 4.11 or (ii) the Company shall issue an incremental amount of such New Securities to those Subscription Entities properly electing to participate in such issuance pursuant to this Section 4.11 sufficient to satisfy the terms of this Section 4.11.

4.12           Avoidance of Control.    Notwithstanding anything to the contrary in this Agreement, neither the Company nor any Company Subsidiary shall take any action (including, without limitation, (i) any redemption, repurchase, or recapitalization of Common Stock, or securities or rights, options or warrants to purchase Common Stock, or securities of any type whatsoever that are, or may become, convertible into or exchangeable into or exercisable for Common Stock in each case, where Purchaser is not given the right to participate in such redemption, repurchase or recapitalization to the extent of Purchaser’s pro rata proportion and (ii) prior to the conversion of the Convertible Preferred Stock, any action that would cause an adjustment to the conversion prices of the Convertible Preferred Stock pursuant to the terms of the Preferred Certificates of Designation), that would cause (a) Purchaser’s or any other Person’s capital contributions to the Company (together with capital contributions by Purchaser’s or other Person’s Affiliates (as such term is used under the BHC Act)) to exceed 33.3% of the Company’s total equity capital (provided that there is no ownership or control in excess of 9.9% of any class of voting securities of the Company by such Purchaser or any other person, together with their respective Affiliates, as applicable) or (b) Purchaser’s or any other Person’s ownership of any class of voting securities of the Company (together with the ownership by Purchaser’s Affiliates (as such term is used under the BHC Act) of voting securities of the Company) to exceed 9.9%, in each case without the prior written consent of Purchaser or such Person, or to increase to an amount that would constitute “control” under the BHC Act, the CIBC Act or any rules or regulations promulgated thereunder (or any successor provisions) or otherwise cause Purchaser to “control” the Company under and for purposes of the BHC Act, the CIBC Act or any rules or regulations promulgated thereunder (or any successor provisions). Notwithstanding anything to the contrary in this Agreement, Purchaser (together with Affiliates (as such term is used under the BHC Act)) shall not have the ability to contribute more than 33.3% of the Company’s total equity capital (provided that there is no ownership or control by such Purchaser, together with capital contributions by such Purchaser’s Affiliates, in excess of 9.9% of any class of voting securities of the Company) or exercise any voting rights of any class of securities in excess of 9.9% of the total outstanding voting securities of the Company; provided, however, Purchaser’s exercise of its rights under Section 4.11 will not constitute a breach hereunder. In the event either the Company or Purchaser breaches its obligations under this Section 4.15 or believes that it is reasonably likely to breach such an obligation, it shall promptly notify the other parties hereto and shall cooperate in good faith with such parties to modify ownership or make other arrangements or take any other action, in each case, as is necessary to cure or avoid such breach.

4.13           Most Favored Nation; Other Private Placements.  During the period from the date of this Agreement through the Closing, neither the Company nor the Company Subsidiaries shall enter into any additional, or modify any existing, agreements with any existing or future investors in the Company or any of the Company Subsidiaries (including any Additional Agreements entered into with the Additional Investors) that have the effect of establishing rights or otherwise benefiting such investor in a manner more favorable in any material respect to such investor than the rights and benefits established in favor of Purchaser by this Agreement, unless, in any such case, the Purchaser has been provided with such rights and benefits.

4.14           D&O Insurance.  The Company shall use its reasonable commercial efforts to purchase on commercially reasonable terms by the Closing Date or maintain the existing directors and officers insurance in force, and maintain for such periods as the Board of Directors shall in good faith determine (provided that such period shall not be less than six (6) years following cessation of service), at its expense, insurance in an amount determined in good faith by the Board of Directors to be appropriate (provided, that such amount shall not be lower than $30 million unless otherwise agreed by Purchaser), on behalf of any person who after the Closing is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another person, including any direct or indirect Company Subsidiary, against any expense, liability or loss asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, subject to customary exclusions.

4.15           No Change in Control.  The Company shall and shall cause the Company Subsidiaries to take all actions necessary to ensure that none of the transactions contemplated by this Agreement, if any, individually or in the aggregate, shall give rise to a change in control under, or result in the breach or the violation of, or the acceleration of any right under, or result in any additional rights, or the triggering of any anti-dilution adjustment under the Benefit Plans, any employment agreements with any officer of the Company or any Company Subsidiary or any other contract or agreement to which the Company or any Company Subsidiary is a party, including without limitation having any such contracts or agreements waived in writing or amended prior to Closing.

4.16           Tax Treatment of Convertible Preferred Stock.  The Company covenants not to treat the Convertible Preferred Stock as preferred stock for purposes of Section 305 of the Internal Revenue Code of 1986, as amended, except as otherwise required by applicable law.

4.17           FIRPTA Assistance.  As and when reasonably requested by Purchaser, the Company agrees to provide prompt assistance in connection with determinations by Purchaser of whether specified Common Stock or Convertible Preferred Stock that Purchaser holds or has held constitutes a United States real property interest under Section 897 of the Code.

4.18           Transfer Taxes.  On the Closing Date, all stock transfer or other similar taxes which are required to be paid in connection with the sale and transfer of the Securities to be sold to Purchaser hereunder will be, or will have been, fully paid or provided for by the Company, and all Laws imposing such taxes will be or will have been complied with.

4.19           No Rights Agreement.  Except for that certain Tax Benefits Preservation Plan, dated as of February 22, 2011, by and between United Community Banks, Inc. and Illinois Stock Transfer Company (the “Agreed Plan”), the Company shall not enter into any poison pill, stockholders’ rights plan or similar agreement that shall limit Purchaser’s right to acquire equity of the Company up to the caps set forth in Section 4.1. The Company and the Purchaser shall discuss whether to propose certain amendments to the Articles of Incorporation with respect to certain restrictions on acquisitions of securities by persons that own, or intend to acquire, five percent (5%) or more of the value of the stock of the Company and, if agreed by Purchaser and the Company, such amendments to the Articles of Incorporation in a form approved by Purchaser may be voted on at the meeting of the Company’s stockholders held to vote on the Stockholder Proposals.

4.20           Use of Proceeds.  The Company shall initially retain no less than $65 million in cash from the Purchase Price and the proceeds from the Other Private Placements.

4.21          Corporate Opportunities.  Each of the parties hereto acknowledges that Purchaser and its Affiliates and related investment funds may review the business plans and related proprietary information of any enterprise, including enterprises which may have products or services which compete directly or indirectly with those of the Company and the Company Subsidiaries, and may trade in the securities of such enterprise. None of Purchaser, any of their respective Affiliates or related investment funds shall be precluded or in any way restricted from investing or participating in any particular enterprise, or trading in the securities thereof whether or not such enterprise has products or services that compete with those of the Company and the Company Subsidiaries.  The parties expressly acknowledge and agree that: (a) Purchaser, the Board Representative, the Board Observer and Affiliates of Purchaser have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly, engage in the same or similar business activities or lines of business as the Company and the Company Subsidiaries; and (b) in the event that Purchaser, the Board Representative, the Board Observer or any Affiliate of Purchaser acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Company or any of the Company Subsidiaries, Purchaser, Board Representative, Board Observer or Affiliate shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company or any of the Company Subsidiaries, and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Company or any of the Company Subsidiaries or the Additional Investors or stockholders of the Company for breach of any duty (contractual or otherwise) by reason of the fact that Purchaser, any Affiliate thereof or related investment fund thereof, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to the Company.

4.22          No Solicitation of Transactions.

(a)           From and after the date of this Agreement until the Closing, none of the Company, the Bank or any of their respective directors, officers, employees, representatives, agents or advisors shall (i) initiate, solicit or knowingly encourage any inquiries, proposal or offer that constitute, or could reasonably be expected to result in, an Acquisition Proposal (as defined below), (ii) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal, or (iii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information to any person relating to, an Acquisition Proposal. For purposes of this Agreement, the term “Acquisition Proposal” means (a) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, rights offering, share exchange, business combination or similar transaction, involving the Company, the Bank or any of the Company Subsidiaries and (b) any acquisition by any person resulting in, or proposal or offer, which, if consummated, would result in, any person becoming the beneficial owner, directly or indirectly, of 10% or more of the total voting power of any class of equity securities of the Company or the Bank or any of the Company Subsidiaries, or 10% or more of the consolidated total assets of the Company, in each case, other than the transactions contemplated by this Agreement and the Additional Agreements.

(b)           Notwithstanding the limitations set forth in Section 4.22(a), if, after the date of this Agreement, the Company receives an unsolicited Acquisition Proposal which did not result from or arise in connection with a breach of Section 4.22(a), and which (1) constitutes a Superior Proposal (as defined below) or (2) the Board of Directors determines in good faith, after consultation with the Company’s outside legal and financial advisors, could reasonably be expected to result in a Superior Proposal, the Company may take the following actions: (A) furnish non-public information with respect to the Company to the third party or parties making such Acquisition Proposal, if, and only if, prior to so furnishing such information, the Company and such third party or parties enter into a confidentiality agreement that is no less restrictive of and no more favorable to such third party or parties than the confidentiality agreement, dated as of October 26, 2010 between the Company and an Affiliate of Purchaser and (B) engage in discussions or negotiations with the third party or parties with respect to the Acquisition Proposal; provided, however, that as promptly as reasonably practicable following the Company taking such actions as described in clauses (A) or (B) above, the Company shall provide written notice to the Purchaser of such Superior Proposal or the determination of the Board of Directors as provided for in clause (2) above, as applicable, and the Company shall promptly provide the Purchaser an executed copy of such confidentiality agreement and contemporaneously provide to the Purchaser any non-public information concerning the Company that is provided to the third party or parties making such Acquisition Proposal or its or their representatives which was not previously provided or made available to the Purchaser.

(c)           For purposes of this Agreement, the term “Superior Proposal” means a bona fide written Acquisition Proposal that (1) relates to (A) the issuance by the Company of securities representing a majority of its outstanding voting securities (including upon the conversion, exercise or exchange of securities convertible into or exercisable or exchangeable for such voting securities) to any third party or parties or (B) the acquisition by any third party or parties of any of (i) a majority of the outstanding Common Stock, by tender or exchange offer, merger or otherwise, or (ii) all or substantially all of the consolidated total assets of the Company, (2) is otherwise on terms that the Board of Directors determines in good faith, after consultation with the Company’s financial and legal advisors and taking into account all the terms and conditions of such proposal and this Agreement, are more favorable to the Company from a financial point of view than the transactions contemplated by this Agreement and (3) is, in the reasonable judgment of the Board of Directors, reasonably capable of being completed on its stated terms, taking into account all financial, regulatory, legal and other aspects of such inquiry, proposal or offer and the third party or parties making the inquiry, proposal or offer.

(d)           The Company shall notify Purchaser orally and in writing promptly (but in no event later than one business day) after receipt by the Company, the Bank, or any of their respective directors, officers, employees, representatives, agents or advisors of any proposal or offer from any person other than the Purchaser regarding an Acquisition Proposal or any request for non-public information by any person other than the Purchaser in connection with an Acquisition Proposal indicating, in connection with such notice, the name of such person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep the Purchaser informed, on a current basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified.

4.23          Other Actions.  Following the Closing, the Company shall take the actions set forth in Section 1.2(c)(2)(F) of the Company Disclosure Letter in accordance with the terms set forth in such section of the Company Disclosure Letter.

4.24          FDIC Final Statement of Policy on Qualifications for Failed Bank Acquisitions. So long as the Purchaser holds any Securities, the Company will not, without the consent of the Purchaser, take any action, directly or indirectly, through its subsidiaries or otherwise, that the Board of the Directors of the Company believes in good faith would reasonably be expected to cause the Purchaser to be subject to transfer restrictions or other covenants of the FDIC Final Statement of Policy on Qualifications for Failed Bank Acquisitions as in effect at the time of taking such action.

ARTICLE V

TERMINATION

5.1           Termination.  This Agreement may be terminated prior to the Closing:

(a)           by mutual written agreement of the Company and Purchaser;

(b)           by the Company or Purchaser, upon written notice to the other parties, in the event that the Closing does not occur on or before September 30, 2011; provided, however, that the right to terminate this Agreement pursuant to this Section 5.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(c)           by the Company or Purchaser, upon written notice to the other parties, in the event that any Governmental Entity shall have issued any order, decree or injunction or taken any other action restraining, enjoining or prohibiting any of the transactions contemplated by this Agreement, and such order, decree, injunction or other action shall have become final and nonappealable;

(d)           by Purchaser, upon written notice to the Company, if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation or warranty shall have become untrue after the date of this Agreement, in each case such that a closing condition in Section 1.2(c)(2)(A) or Section 1.2(c)(2)(B) would not be satisfied;

(e)           by the Company, upon written notice to Purchaser, if there has been a breach of any representation, warranty, covenant or agreement made by Purchaser in this Agreement (other than a breach of Section 2.3(h)), or any such representation or warranty (other than Section 2.3(h)) shall have become untrue after the date of this Agreement, in each case such that a closing condition in Section 1.2(c)(3)(A) or Section 1.2(c)(3)(B) would not be satisfied;

(f)            by Purchaser, upon written notice to the Company, if (i) Purchaser or any of its Affiliates receives written notice from or is otherwise advised by the Federal Reserve, or (ii) the Federal Reserve takes any action indicating, in each case, that the Federal Reserve will not grant (or intends to rescind or revoke if previously granted) any of the confirmations or determinations described in Section 1.2(c)(2)(C); or

(g)           by Purchaser, upon written notice to the Company, if any of the conditions to Closing set forth in Section 1.2(c)(2) is not capable of being satisfied on or before September 30, 2011; provided, however, that the right to terminate this Agreement pursuant to this Section 5.1(g) shall not be available to Purchaser if Purchaser’s failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the conditions to Closing set forth in Section 1.2(c)(2) to occur on or prior to such date.

5.2           Effects of Termination.  In the event of any termination of this Agreement as provided in Section 5.1, this Agreement (other than Section 3.2(b) and Article VI, which shall remain in full force and effect) shall forthwith become wholly void and of no further force and effect; provided that nothing herein shall relieve any party from liability for intentional breach of this Agreement.

5.2           Notice of Termination of Additional Agreements.  The Company shall promptly notify the Purchaser if any of the Additional Agreements are terminated.

ARTICLE VI

MISCELLANEOUS

6.1           Survival.  Each of the representations and warranties set forth in this Agreement shall survive the Closing under this Agreement but only for a period of twenty-four months following the Closing Date (or until final resolution of any claim or action arising from the breach of any such representation and warranty, if notice of such breach was provided prior to the end of such period) and thereafter shall expire and have no further force and effect, including in respect of Section 4.7; provided, that the representations and warranties in Sections 2.2(a), 2.2(b), 2.2(d), 2.3(a) and 2.3(b) shall survive indefinitely and the representations and warranties in Section 2.2(j) shall survive until 60 days after the expiration of the applicable statutory periods of limitations. Except as otherwise provided herein, all covenants and agreements contained herein shall survive for the duration of any statutes of limitations applicable thereto or until, by their respective terms, they are no longer operative, other than those which by their terms are to be performed in whole or in part prior to or on the Closing Date, which shall terminate as of the Closing Date.

6.2           Expenses.  Each of the parties will bear and pay all other costs and expenses incurred by it or on its behalf in connection with the transactions contemplated pursuant to this Agreement; except that the Company shall bear, and upon request by Purchaser, reimburse Purchase for, all reasonable out-of-pocket expenses incurred by Purchaser and their Affiliates in connection with due diligence, the negotiation and preparation of this Agreement and undertaking of the transactions contemplated pursuant to this Agreement (including reasonable fees and expenses of attorneys and accounting and financial advisers, any filing fees incurred by or on behalf of Purchaser or its Affiliates in connection with the transactions contemplated pursuant to this Agreement and other expenses previously approved by the Company) up to a maximum amount of $750,000.

6.3           Amendment; Waiver.  No amendment or waiver of any provision of this Agreement will be effective with respect to any party unless made in writing and signed by an officer of a duly authorized representative of such party.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The conditions to each party’s obligation to consummate the Closing are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.  No waiver of any party to this Agreement will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

6.4           Counterparts and Facsimile.  For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.  Executed signature pages to this Agreement may be delivered by facsimile transmission or by e-mail delivery of a “pdf” format data file and such signature pages will be deemed as sufficient as if actual signature pages had been delivered.

6.5           Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.  The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state and federal courts located in the Borough of Manhattan, State of New York for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated by this Agreement. The parties hereby irrevocably and unconditionally consent to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such action, suit or proceeding and irrevocably waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of the venue of any such action, suit or proceeding in any such court or that any such action, suit or proceeding which is brought in any such court has been brought in an inconvenient forum.  Process in any such action, suit or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 6.7 shall be deemed effective service of process on such party.

6.6           WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

6.7           Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy or facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a)           If to Purchaser to it at:

c/o Corsair Capital LLC
717 Fifth Avenue
24th Floor
New York, New York 10022
Attn:     D.T. Ignacio Jayanti
Telephone:  (212) 224-9400
Fax:  (212) 224-9451

with a copy to (which copy alone shall not constitute notice):

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attn:     Lee Meyerson
              Elizabeth Cooper
Telephone:  (212) 455-2000
Fax:  (212) 455-2502

(b)           If to the Company:

United Community Banks, Inc.
125 Highway 515 East
Blairsville, Georgia 30512
Attention: Rex S. Schuette
Telephone: (706) 781-2265
Fax: (706) 781-6713

with a copy to (which copy alone shall not constitute notice):

Kilpatrick Townsend & Stockton LLP
1100 Peachtree Street, Suite 2800
Atlanta, GA 30309-4528
Attention: James Stevens
Telephone: (404) 815-6500
Fax: (404) 541-3400

6.8           Entire Agreement, Etc.  (a)  This Agreement (including the Exhibits and Disclosure Letters hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof; and (b) this Agreement will not be assignable by operation of law or otherwise (any attempted assignment in contravention hereof being null and void); provided that Purchaser may assign its rights and obligations under this Agreement (i) to any Affiliate, but only if the transferee agrees in writing for the benefit of the Company (with a copy thereof to be furnished to the Company) to be bound by the terms of this Agreement (any such transferee shall be included in the term “Purchaser”); provided, further, that no such assignment shall relieve Purchaser of its obligations hereunder and (ii) as provided in Section 4.9.

6.9           Interpretation; Other Definitions.  Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time.  All article, section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex, letter and schedule references not attributed to a particular document shall be references to such exhibits, annexes, letters and schedules to this Agreement.  In addition, the following terms are ascribed the following meanings:

(a)           the term “Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such person, whether through the ownership of voting securities by contract or otherwise;

(b)           “business day” means any day that is not Saturday or Sunday and that, in New York City, is not a day on which banking institutions generally are authorized or obligated by law or executive order to be closed;

(c)           the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision;

(d)          the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”;

(e)           to the “knowledge of the Company” or “Company’s knowledge” means the actual knowledge after due inquiry of the “officers” (as such term is defined in Rule 3b-2 under the Exchange Act, but excluding any Vice President or Secretary) of the Company;

(f)           the word “or” is not exclusive; and

(g)           “person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

6.10          Captions.  The article, section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

6.11          Severability.  If any provision of this Agreement or the application thereof to any person (including the officers and directors of the parties hereto) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.  Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

6.12          No Third Party Beneficiaries.  Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person other than the parties hereto, any benefit right or remedies, except that the provisions of Sections 4.3(g), 4.7, 4.9 shall inure to the benefit of the persons referred to in that Section.

6.13           Time of Essence.  Time is of the essence in the performance of each and every term of this Agreement.

6.14           Certain Adjustments.  If the representations and warranties set forth in Section 2.2(b) shall not be true and correct as of the Closing Date, the number of shares of Convertible Preferred Stock shall be, at Purchaser’s option, proportionately adjusted to provide Purchaser the same economic effect as contemplated by this Agreement in the absence of such failure to be true and correct.

6.15           Public Announcements.  Subject to each party’s disclosure obligations imposed by law or regulation or the rules of any stock exchange upon which its securities are listed, each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the transactions contemplated by this Agreement, and neither the Company nor Purchaser will make any such news release or public disclosure without first consulting with the other, and, in each case, also receiving the other’s consent (which shall not be unreasonably withheld or delayed) and each party shall coordinate with the party whose consent is required with respect to any such news release or public disclosure.

6.16           Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms.  It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

6.17           No Recourse.  Each party hereto covenants, agrees and acknowledges that no person other than Purchaser has obligations hereunder and that no person shall have any remedy, recourse or right of recovery against, or contribution from, any of Purchaser Related Party, whether through Purchaser or otherwise, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, by or through a claim by or on behalf of Purchaser against any Purchaser Related Party, or otherwise.  The term “Purchaser Related Party”  means (1) any Affiliate of Purchaser, (2) any former, current or future general or limited partners, members, managers, stockholders, holders of any equity, partnership or limited liability company interest, officers, directors, employees, agents, controlling persons, investment advisors, or assignees of Purchaser or any of its Affiliates, or (3) any former, current or future general or limited partners, members, managers, stockholders, holders of any equity, partnership or limited liability company interest, officers, directors, employees, agents, controlling persons, assignees, investment advisors or Affiliates of any of the foregoing.

* * *

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of this 16th day of March, 2011.

PURCHASER:

CORSAIR GEORGIA, L.P.

By: Corsair IV Management GP, LTD.

By:	/s/ D.T. Ignacio Jayanti
D.T. Ignacio Jayanti
President

UNITED COMMUNITY BANKS, INC.

By:	/s/ Jimmy C. Tallent
Jimmy C. Tallent
President & Chief Executive Officer

SCHEDULE 1

Voting Common Stock - $10,650,210.60
Series F Convertible Preferred Stock - $28,391,285.80
Series G Convertible Preferred Stock - $83,808,950.60